FINAL

Exhibit 10.20 (a)

THIS SUPPLEMENTAL AGREEMENT SHALL NOT BE BINDING UPON
THE PORT AUTHORITY UNTIL DULY EXECUTED BY
AN EXECUTIVE OFFICER THEREOF AND DELIVERED
TO THE LESSEE BY AN AUTHORIZED
REPRESENTATIVE OF THE PORT AUTHORITY

Port Authority Lease No. AYD-350
Facility: John F. Kennedy International Airport
Supplement No. 3

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (the “Third Supplement”), made as of July 1, 2012 (which date is hereinafter called the “Effective Date”), by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (the “Port Authority”), a body corporate and politic, established by Compact between the States of New Jersey and New York with the consent of the Congress of the United States of America, and having an office at 225 Park Avenue South, in the Borough of Manhattan, City, County and State of New York 10003, and JETBLUE AIRWAYS CORPORATION (the “Lessee”), a corporation of the State of Delaware with an office and place of business at 27-01 Queens Plaza North, Long Island City, New York 11101, whose representative is its Vice President of Corporate Real Estate.

WITNESSETH, That

WHEREAS, heretofore and as of May 6, 2005, the Port Authority and the Lessee entered into an Agreement of Lease (hereinafter, as the said Lease has heretofore been amended, modified and supplemented the “Lease”), covering premises at John F. Kennedy International Airport, in the County of Queens, City and State of New York;

WHEREAS, the Port Authority and the Lessee have previously amended the Lease pursuant to Supplement No. 1, dated ab initio as of May 6, 2005 (the “First Supplement”) and Supplement No. 2, dated as of December 27, 2010 (the “Second Supplement”);

WHEREAS, pursuant to the Second Supplement, the parties contemplated that they may negotiate a separate and different agreement for the Lessee to redevelop the Terminal 6 Additional Premises and/or to expand Terminal 5 onto the Terminal 6 Additional Premises during the Terminal 6 Additional Premises Term and the parties acknowledge that this Third Supplement constitutes the contemplated agreement referenced in the Second Supplement;

WHEREAS, the parties have entered into a letter agreement (“TAA Letter Agreement”), dated as of October 15, 2012, pursuant to which the Lessee was permitted to commence certain work, prior to the parties’ execution of this Third Supplement, in connection with its Proposed Redevelopment Plan (as defined therein) which the parties acknowledge has the same meaning as the T5i Project- Phase 1 (as defined herein);

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WHEREAS, the Port Authority and the Lessee desire to further amend the Lease; and

WHEREAS, all capitalized terms not defined herein shall bear the meaning set forth in the Lease.

NOW, THEREFORE, for and in consideration of the mutual agreements hereinafter contained, the Port Authority and the Lessee hereby agree as follows:

1.    Definitions.

For purposes of this Supplement, the following terms shall have the respective meanings given below:

“Additional Premises Expiration Date” shall mean 11:59 o’clock P.M. on the date that is the twenty eighth (28th) anniversary of the T5i Project-Phase 1 DBO Date, unless sooner terminated in accordance with the terms and provisions of the Lease. The Additional Premises Expiration Date and the Expiration Date (defined in Section 3 of the Lease) shall be the same, as of the Effective Date.
“Adjustment Period” shall mean, as the context requires, the calendar month constituting the Base Period and the same calendar month in each calendar year thereafter during the relevant term of the letting.
“Airport” shall have the meaning ascribed to it in Section 1 of the Lease, entitled “Letting”.
“Anniversary Date” shall mean, as the context requires, the First Anniversary Date and each subsequent anniversary of such date occurring during the Term.
“Annual Rental Escalation Index Increase” shall mean the percentage of increase in the Rental Escalation Index on each Anniversary Date, equal to: (x) with respect to the First Anniversary Date, a fraction of which the numerator shall be the Rental Escalation Index for the first Adjustment Period immediately preceding such Anniversary Date less the Rental Escalation Index for the Base Period, and the denominator shall be the Rental Escalation Index for the Base Period, and (y) with respect to each Anniversary Date thereafter, a fraction of which the numerator shall be the Rental Escalation Index for the Adjustment Period immediately preceding such Anniversary Date less the Rental Escalation Index for the next preceding Adjustment Period, and the denominator shall be the Rental Escalation Index for such next preceding Adjustment Period. For example, the Annual Rental Escalation Index Increase for the November 1, 2040 Anniversary Date would be a fraction of which the numerator is the Rental Escalation Index for October 2040 less the Rental Escalation Index for October 2039 and the denominator is the Rental Escalation Index for October 2039.
“Approved Soil Disposal Site” and “Approved Soil Disposal Sites” shall have the meanings set forth in Paragraph 8 (y) herein.
“Base Period” shall mean October 2038 and shall relate to the T5 Facility Rental.
“Completion Date” shall mean the date appearing on the certificate issued by the Port Authority pursuant to subparagraph (1) of Paragraph 8(aa) after the completion of the Construction Work.
“Comprehensive Plan” shall have the meaning set forth in Paragraph 8(b)(1) of this Third Supplement.

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“Construction Application” shall have the meaning set forth in Paragraph 8(e) herein.
“Construction Work” shall have the meaning set forth in Paragraph 8(b)(1) herein.
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Eligible PFC Construction Work” shall have the meaning set forth in Paragraph 13(b) herein.
“Environmental Management Plan” shall have the meaning set forth in Paragraph 8(z)(iii) herein.
“First Anniversary Date” shall mean November 1, 2039 and relate to the T5 Facility Rental only and no other rentals due under the Lease.

“First Supplement” shall have the meaning ascribed to it in the second WHEREAS clause herein.

“Incremental Tipping Fee” shall have the meaning set forth in Paragraph 8(y)(iii)(a) of this Third Supplement.

“JetBlue Discharge Permit” shall have the meaning set forth in Paragraph 8(z)(i) herein.

“JFK SPDES Permit” shall have the meaning set forth in Paragraph 8(z)(i) herein.

“Lease” shall have the meaning ascribed to it in the first WHEREAS clause hereof.

“Lessee” shall have the meaning set forth in the introductory paragraph.

“Lessee Environmental Consultant” shall have the meaning set forth in Paragraph 8(z)(ix).

“Lessee Environmental Representative” shall have the meaning set forth in Paragraph 8(z)(ix) herein.

“Matter” shall have the meaning set forth in Paragraph 8(y)(i) herein.

“NFA” shall have the meaning set forth in Paragraph (8)(z)(vii) herein.

“Non-Buildout Take Back Parcel” shall have the meaning set forth in Paragraph 5(b)(i) of this Third Supplement.

“Non-Buildout Take Back Parcel Surrender Date” shall have the meaning set forth in Paragraph 5(c) hereof.

“Non-Buildout Termination Notice” shall have the meaning set forth in Paragraph 5(b)(ii) of this Third Supplement.

“Non-Relocated Infrastructure” shall heave the meaning set forth in Paragraph 8(w)(2) of this Third Supplement.

“Parcel HS” shall have the meaning set forth in Paragraph 6(b) of this Third Supplement.

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“Parcel MTA” shall mean an area of approximately 9,650 square feet, constituting a portion of the Terminal 6 Additional Premises, and is shown in broken diagonal hatching on the sketch attached hereto and hereby made a part hereof and marked Exhibit MTA.

“Parcel MTA Surrender Date” shall have the meaning set forth in Paragraph 11(a) of this Third Supplement.

“Parcel TH1” shall have the meaning set forth in Paragraph 7(a) of this Third Supplement.

“Parcel TH2” shall have the meaning set forth in Paragraph 7(a) of this Third Supplement.

“Parcel TH Hardstand Areas” shall have the meaning set forth in Paragraph 7(a) of this Third Supplement.

“Partial Approval Work” shall have the meaning set forth in Paragraph 8(f) of this Third Supplement.

“Percentage Increase” shall mean, with respect to each Anniversary Date, a percentage equal to one half (1/2) of the Annual Rental Escalation Index Increase for that Anniversary Date.

“Petroleum Contaminated Soil” shall mean excavated soil in connection with the T5i Project-Phase 1 that contains elevated levels of petroleum related constituents such that the excavated soil requires treatment at a State licensed treatment facility to reduce the concentrations of such constituents to levels acceptable for reuse.

“PFCs” shall mean passenger facility charges covered by Part 158 of Title 14 of the Code of Federal Regulations Section 158.3, imposed by a public agency on passengers enplaned at a commercial service airport it controls.
“Redevelopment Outside Date” shall have the meaning set forth in Paragraph 5(a) herein.

“Relocation Work” shall have the meaning set forth in Paragraph 8(w)(i) herein.
“Remediate” or “Remediation" shall mean the investigation (including any feasibility studies or reports), cleanup, removal, abatement, transportation, disposal, treatment (including in-situ treatment), management, stabilization, neutralization, collection, or containment of a Hazardous Substance or contamination, that may be required to satisfy Environmental Requirements, in each case, including, without limitation, any closure, restoration or monitoring, operations and maintenance activities that may be required by any Government Agency after the completion of such investigation, cleanup, removal, transportation, disposal, treatment, neutralization, collection, or containment activities, as well as the performance of any and all obligations imposed by any Governmental Agency in connection with such investigation, cleanup, removal, transportation, disposal, treatment (including in situ treatment), management, stabilization, neutralization, collection, or containment (including any such obligation that may be imposed pursuant to an environmental permit or a consent order).

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“Rental Escalation Index” shall mean the Consumer Price Index for All Urban Consumers - New York-Northern New Jersey-Long Island, NY-NJ-CT (All Items, unadjusted 1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor.
“Right of First Refusal Notice” shall have the meaning set forth in Paragraph 5(b)(iii) of this Third Supplement.

“Second Supplement” shall have the meaning ascribed to it in the second WHEREAS clause hereof.

“Spill” shall have the meaning set forth in Paragraph 8(z)(iv) herein.

“Spill 1114383” shall have the meaning set forth in Paragraph 10(a) of this Third Supplement.

“TAA Letter Agreement” shall have the meaning set forth in the fourth WHEREAS clause hereof.

“TCAP” shall mean the Port Authority’s Tenant Construction and Alteration Process, as the same may change or be amended from time to time. Compliance with the TCAP shall include, without limitation, compliance with the Port Authority Tenant Construction Review Manual and the Port Authority Aviation Department Tenant Construction and Alteration Process Manual as the same may be amended from time to time.

“T5-T7 Ramp Improvement Site” shall have the meaning set forth in Paragraph 13 hereof.

“T5-T7 Ramp Improvement Work” shall have the meaning set forth in Paragraph 8(a)(v).

“T5 Facility Rental” shall have the meaning set forth in Paragraph 3I(a) of this Third Supplement.

“T5 Petroleum Contaminated Soil” shall have the meaning set forth in Paragraph 8(y)(iii) of this Third Supplement.

“T5i Project-Phase 1” shall have the meaning set forth in Paragraph 4(a) of this Third Supplement.

“T5i Project-Phase 1 Basis of Design” shall have the meaning set forth in Paragraph 8(b)(1) of this Third Supplement.

“T5i Project-Phase 1 DBO” and “T5i Project-Phase 1 Date of Beneficial Occupancy” shall each mean the date of the issuance of a certificate issued by the Port Authority pursuant to Paragraph 8(aa) or 8(bb), as applicable, of this Third Supplement covering the completion of that part of the T5i Project-Phase I which relates to the construction of an international arrivals hall with a Federal Inspections Service (FIS) facility such that the international arrivals hall and FIS facility are sufficiently completed so as to allow the use and occupancy thereof.

“T5i Project-Phase 2” shall have the meaning set forth in Paragraph 5(a) of this Third Supplement.

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“T5i Project-Phase 3” shall have the meaning set forth in Paragraph 5(a) of this Third Supplement.

“Terminal 6 Additional Premises” shall have the meaning ascribed to it in the Second Supplement.

“Tipping Fee” shall mean the cost paid to dispose of contaminated soil at a disposal facility/final destination site and shall expressly exclude loading and transportation costs in connection with getting such soil to the disposal facility/final destination site.

“T6 Phase 1 Redevelopment Area” shall mean the area contained within the Terminal 6 Additional Premises (as defined in the Second Supplement) on which the T5i Project-Phase 1 shall be performed, in accordance with the T5i Project-Phase 1 Basis of Design.

“T6 Non-Phase 1 Redevelopment Area” shall mean that portion of the Terminal 6 Additional Premises which is not part of the T6 Phase 1 Redevelopment Area, i.e., the balance of the Terminal 6 Additional Premises. The T6 Phase 1 Redevelopment Area and the T6 Non-Phase 1 Redevelopment Area shall together comprise the Terminal 6 Additional Premises.

2.    Term.

(a)    As of the Effective Date of this Third Supplement, paragraph (a) of Section 3 of the Lease, entitled “Term”, shall be revised to read as follows:

“(a)    The term of the letting under this Lease (the “Term”) shall commence on the Lease Commencement Date and shall expire on the date (“the “Expiration Date”) that is the twenty eighth (28th) anniversary of the T5i Project-Phase 1 DBO, as defined in the Third Supplement to this Lease, unless this Lease is sooner terminated in accordance with its terms. The Additional Premises Expiration Date and the Expiration Date, as of the effective date of the Third Supplement (defined in such Third Supplement as the Effective Date), shall be the same date and shall have the same meaning.”

(b)    The definition of “Additional Premises Expiration Date”, as defined in the Second Supplement, shall be amended and restated as set forth in the paragraph, entitled “Definitions”, of this Third Supplement. The parties acknowledge that any and all obligations and liabilities of the Lessee relating to the Additional Premises which would have matured as of the stated Additional Premises Expiration Date under said Second Supplement shall instead mature as of the Additional Premises Expiration Date as amended by this Third Supplement, and any all obligations and liabilities of the Lessee relating to the Additional Premises which were stated or intended to survive the expiration of such term of letting shall be understood to survive expiration of the term of the letting of the Additional Premises, as such term is extended by this Third Supplement. For the avoidance of doubt, and by way of example only, all provisions of Paragraph 12 of the Second Supplement, entitled “Environmental Obligations”, shall survive and continue under this Third Supplement including, without limitation, those relating to Remediation of the Terminal 6 Additional Premises, System Closure Work and work and payment in connection therewith, and de-icing operations.

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(c)    For the avoidance of doubt, there shall be no modification to paragraph (b) of Section 3 to the Lease.

3.    Facility Rentals; Demolition Additional Rental; Terminal 5-i Additional Rental.

I.    T5 Facility Rental

(a)    Area Subject to T5 Facility Rental. In addition to all rentals and other amounts due and payable pursuant to the Lease, effective November 1, 2038, the Lessee shall pay an annual facility rental (“T5 Facility Rental”) with respect to the terminal space at Passenger Terminal 5 at the Airport (which the parties estimate will be approximately 640,000 square feet, it being understood that for purposes of computing the T5 Facility Rental such square footage does not include the approximately 150,000 square feet of passenger terminal space that is to be constructed by the Lessee as part of the T5i Project-Phase 1). No facility rental shall be payable by the Lessee to the Port Authority with respect to such approximately 150,000 square feet of terminal space that is to be constructed (and even after same is constructed, unless otherwise agreed by the Lessee and the Port Authority in a supplemental agreement to the Lease) as part of the T5i Project-Phase 1, but such terminal space shall nevertheless be subject to whatever other rent or amounts are due in connection with the Terminal 6 Additional Premises (e.g., Terminal 5-i Additional Rental, Terminal 6 Basic Rental) and/or otherwise pursuant to the Lease (e.g., the Port Authority’s proportionate share of concession revenue, derived from consumer services operations at such space, pursuant to Sections 73 through 82 of the Lease) and the same shall be payable in accordance with the terms and conditions of the Lease as herein amended.

(b)    Calculation of T5 Facility Rental.

(i)    First T5 Facility Rental. For the portion of the term of the letting hereunder commencing on November 1, 2038 to and including October 31, 2039, the Lessee hereby agrees to and shall pay to the Port Authority T5 Facility Rental for the square footage at Terminal 5 (exclusive of the aforesaid approximately 150,000 square feet) at an annual rate calculated in accordance with clauses (x) through (z) in this subparagraph. Such annual rate shall be based on other facility rental rate(s) charged by the Port Authority in a Central Terminal Area terminal at the Airport, as such facility rental rate(s) is increased by the application of the Rental Escalation Index, with the annual adjustments (in the interim period, if any, between the calendar year in which the facility rental rate was last charged by the Port Authority and November 1, 2038) being equal to the product obtained by multiplying such comparison facility rental rate(s) by one hundred percent (100%) of the Percentage Increase (where the Base Period shall be deemed to be October of the calendar year in which the Port Authority last charged the facility rental rate being used in the calculation). In making such annual adjustment, the Adjustment Date shall be each October 1, and the Anniversary Date shall be each November 1 thereafter occurring through November 1, 2038). The first T5 Facility Rental rate that shall be charged to the Lessee, as aforesaid, shall be calculated as follows:

(x)    if there are three or more Central Terminal Area terminals at which the Port Authority charged facility rental at any time from and after 2028, then

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the first T5 Facility Rental applicable to the Lessee commencing on November 1, 2038 shall be the average of the three highest such facility rental rates charged to other Airport tenants, as increased by the application of the Rental Escalation Index; and

(y)    if there are fewer than three Central Terminal Area terminals at which the Port Authority charged facility rental at a time from and after 2028, then the first T5 Facility Rental applicable to the Lessee commencing on November 1, 2038 shall be the average of the two facility rental rates charged to other Airport tenants, as increased by the application of the Rental Escalation Index, and

(z)    if there is no Central Terminal Area terminal at which the Port Authority charged facility rental at any time from and after 2028, then the first T5 Facility Rental applicable to the Lessee commencing on November 1, 2038 shall be the highest facility rental rate charged by the Port Authority at the Airport, prior to November 1, 2038, in connection with a Central Terminal Area terminal, as increased by the application of the Rental Escalation Index.
(ii)    Annual Adjustments to T5 Facility Rental. Commencing on the First Anniversary Date, i.e., November 1, 2039, and for the period commencing with each Anniversary Date and continuing through to the day preceding the next Anniversary Date for each year thereafter through the balance of the Term, the Lessee shall pay a T5 Facility Rental at the greater rate per annum of (x) the T5 Facility Rental payable immediately prior to the respective Anniversary Date and (y) the product obtained by multiplying such theretofore payable T5 Facility Rental by one hundred percent (100%) of the Percentage Increase for such Anniversary Date.
(c)    Minimum T5 Facility Rental. For the avoidance of doubt, the T5 Facility Rental may never be less than the T5 Facility Rental in effect for the preceding November 1 to October 31 period.
(d)    Adjustments.
(i)    In the event the Rental Escalation Index to be used in computing any adjustment referred to in subparagraph (a) of this Paragraph is not available on the effective date of such adjustment, the Lessee shall continue to pay the T5 Facility Rental at the annual rate then in effect subject to retroactive adjustment at such time as the specified Rental Escalation Index becomes available; provided, however, that the Port Authority may at its option substitute for such Rental Escalation Index the Rental Escalation Index for the latest preceding month then published to constitute the specified Rental Escalation Index. In the event the United States Consumer Price Rental Escalation Index for All Urban Consumers - New York-Northern New Jersey-Long Island, NY-NJ-CT (All Items, unadjusted 1982-84=100) shall hereafter be converted to a different standard reference base or otherwise revised or the United States Department of Labor shall cease to publish the United States Consumer Price Rental Escalation Index for All Urban Consumers - New York-Northern New Jersey-Long Island, NY-NJ-CT (All Items, unadjusted 1982-84=100), then for the purposes hereof there shall be substituted for the Rental Escalation Index such other appropriate Rental Escalation Index or indices properly reflecting changes in the value of current United States money in a manner similar to that established in the Rental Escalation Index used in the latest adjustment as the Port Authority may in its discretion determine.

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(ii)    If, after an adjustment in T5 Facility Rental shall have been fixed for any period, the Rental Escalation Index used for computing such adjustment shall be changed or adjusted then the rental adjustment for that period shall be recomputed, and from and after notification of the change or adjustment, the Lessee shall make payments based upon the recomputed rental and upon demand shall pay any excess in the T5 Facility Rental due for such period as recomputed, over amounts theretofore actually paid on account of the T5 Facility Rental for such period. If such change or adjustment results in a reduction in the T5 Facility Rental due for any period prior to notification, the Port Authority will credit the Lessee with the difference between the T5 Facility Rental as recomputed for that period and amounts of T5 Facility Rental actually paid.
(iii)    If any adjustment in T5 Facility Rental referred to in subparagraph (a) of this Paragraph is effective on a day other than the first day of a calendar month, there shall be payable in advance on the effective date of rental adjustment an installment of T5 Facility Rental equal to 1/12th of the increment of annual T5 Facility Rental as increased, multiplied by a fraction of which the numerator shall be the number of days from the effective date of the rental adjustment to the end of the calendar month in which the rental adjustment was effective and the denominator of which shall be the number of days in that calendar month.

    (e)    Facility Rentals: Time of Payments.

The T5 Facility Rental hereunder shall be payable by the Lessee in advance in equal monthly installments commencing on November 1, 2038 and on the first day of each and every calendar month thereafter during the balance of the Term. If the commencement date for the payment of T5 Facility Rental herein shall be other than the first day of the month, or if any installment of T5 Facility Rentals payable hereunder shall be for less than a full calendar month, then the rental payment for the portion of the month for which said payment is due shall be the monthly installment prorated on a daily basis using the actual number of days in the said month.

(f)    Facility Rentals: Abatement.

In the event that the Lessee shall at any time by the provisions of the Lease become entitled to an abatement of the T5 Facility Rental, said abatement shall be computed as follows (it being understood that there shall be no abatement of T5 Facility Rental under the Lease for any portion of the Premises or for any portion of the Term except as specifically provided herein): for each square foot of interior building space in Terminal 5 the use of which is denied to the Lessee, abatement shall be calculated at the daily rate equal to the per square foot Terminal 5 Facility Rental charge then in effect.

II.    Demolition Additional Rental; Terminal 5-i Additional Rental; Continuation of Terminal 6 Basic Rental

(a)    The parties acknowledge that the definitions of the Terminal 6 Additional Premises Term and the Additional Premises Expiration Date are being amended pursuant to this Third Supplement so as to extend the duration of the Terminal 6 Additional Premises Term. Accordingly, the Terminal 6 Additional Premises Term is being extended to the Additional Premises Expiration Date, as such term is amended herein, and Terminal 6 Basic Rental shall be due and payable throughout the entire Terminal 6 Additional Premises Term, as extended herein, through

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the Additional Premises Expiration Date, as extended herein. The amount of Terminal 6 Basic Rental to be paid shall be calculated and adjusted in accordance with the terms set forth in the Second Supplement as applied through the Additional Premises Expiration Date, as amended and extended herein; provided, however, “Schedule A” referenced in Paragraph 7 to the Second Supplement shall be deleted and substituted with a revised “Schedule A”, attached hereto and incorporated by reference herein.

(b)    For the avoidance of doubt, the Terminal 6 Basic Rental may never be less than the minimum amounts set forth in “Schedule A”, attached to this Third Supplement.

(c)    For avoidance of doubt, the parties agree that (i) with respect to Demolition Additional Rental, referenced in Paragraph 8 of the Second Supplement, scheduled payments of these rentals shall be due and payable through December 27, 2015 as contemplated by the Second Supplement, and not through the Additional Premises Expiration Date, as such term is amended herein and (ii) with respect to the Terminal 5-i Additional Rental, referenced in Paragraph 8 of the Second Supplement, the parties acknowledge that the outstanding balance due was paid in full by the Lessee, by the delivery to the Port Authority of a lump sum prepayment, as of January 1, 2013. Nothing in the preceding sentence shall release or discharge the Lessee from any liability or obligation arising out of its failure to timely make payments due of the Demolition Additional Rental and the Port Authority reserves all rights available to it pursuant to the Lease and in law or equity arising out of the Lessee’s failure to timely make such payments.

4.    T5i Project-Phase 1.

(a)    The T5i Project-Phase 1 Work. In addition to the Redevelopment Work set forth in the Lease (which Redevelopment Work, the Port Authority acknowledges the Lessee has completed), the parties agree and acknowledge that on the Premises leased to the Lessee under the Lease and the First Supplement prior to the execution of the Second Supplement and, in addition, on a portion of the Terminal 6 Additional Premises constituting the T6 Phase 1 Redevelopment Area, the Lessee shall undertake a project to design and construct a renovation, modification and expansion of the Terminal, the construction of which is more specifically described in Paragraph 8 hereof (the “T5i Project-Phase 1”), of which the details are set forth in the T5i Project-Phase 1 Basis of Design.

(b)    The Lessee shall invest no less than One Hundred Sixty Seven Million Dollars ($167,000,000.00) to design and complete the Terminal expansion, including without limitation the FIS facility, as part of the T5i Project-Phase 1 Work in accordance with the T5i Project Phase I Basis of Design, and shall invest no less than Eight Million Dollars ($8,000,000.00) to complete the T5-T7 Ramp Improvement Work (defined herein). The aforesaid improvements are to be completed in accordance with the T5i Project-Phase 1 Basis of Design.

(c)    The Lessee shall be solely responsible for compliance with all applicable governmental laws, ordinances, enactments, resolutions, rules and regulations and orders including, but not limited to, the filing of all documents required by, and compliance with, the Port Authority’s TCAP relating to the T5i Project-Phase 1 and the Port Authority’s policy on sustainable design as set forth in the sustainable design guidelines promulgated by the Port Authority Engineering Department from time to time.

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(d)    All terms, conditions and provisions of the Lease relating to the Premises shall apply as well to the enclosed and unenclosed areas contemplated to be constructed as part of the T5i Project-Phase 1 including, without limitation, the provisions of the Lease relating to rentals, maintenance and repair, utilities, concessions, insurance, liability and environmental matters, unless expressly provided otherwise in this Third Supplement (including as provided in Paragraph 3(I)(a) hereof).

5.    T5i Project –Phase 2 and T5i Project- Phase 3.

(a)    The Lessee shall have the right, at its sole option subject to the terms of this Third Supplement, to further redevelop the Terminal 6 Additional Premises during the Terminal 6 Additional Premises Term, to accommodate the installation by the Lessee of three (3) additional Group III international gates that will have the ability to accommodate one (1) Design Group V aircraft (which redevelopment shall be referred to herein as the “T5i Project-Phase 2”). Thereafter, the Lessee shall have the right, at its sole option but subject to the terms of this Third Supplement, to install four (4) additional international gates located on the Terminal 6 Additional Premises (which redevelopment shall be referred to herein as the “T5i Project-Phase 3”). Each such redevelopment shall be the subject of one or more separate and different agreements between the Port Authority and the Lessee. The parties intend that redevelopment of the Premises contemplated for T5i Project-Phase 2 and T5i Project-Phase 3 shall be consistent with Appendix B of Exhibit 94.1 to the Lease, entitled “Appendix B: Revised Concept Master Plan” and subject, in all events, to approval of the Board of Commissioners of the Port Authority. For the avoidance of doubt, and notwithstanding anything herein that may be implied to the contrary, the parties acknowledge that even if the Lessee exercises its right to proceed with the T5i Project-Phase 2, the Lessee shall not be obligated to proceed with the T5i Project-Phase 3 and, similarly, in the event the Port Authority approves the undertaking by the Lessee of T5i Project-Phase 2, the Port Authority shall not be obligated to approve the undertaking by the Lessee of T5i Project-Phase 3. However, the Port Authority shall be entitled to certain recapture rights, described below in subparagraphs (b)(i)-(b)(v), in the event the Lessee elects not to exercise its rights to proceed with the T5i Project-Phase 2 and, after so proceeding, in the event the Lessee does not complete the full-buildout contemplated by T5i Project-Phase 2 within a period of ten (10) years from and after the occurrence of the T5i Project-Phase 1 DBO (the “Redevelopment Outside Date”).

(b)    Notwithstanding the foregoing, nothing appearing in this Third Supplement shall be construed to mean or imply that the Port Authority has agreed, or shall be obligated to agree, to the redevelopment described in paragraph (a), above, in whole or in part, or to act upon a proposal for such redevelopment, including without limitation, submission of such proposal to the Port Authority’s Board of Commissioners. In the event that the Lessee seeks to undertake T5i Project-Phase 2 and, thereafter, T5i Project-Phase 3, during the Terminal 6 Additional Premises Term, the Lessee and the Port Authority shall proceed to enter into negotiations regarding the terms of a mutually acceptable agreement or agreements with respect to such undertaking or undertakings, as the case may be.

(i)    The Port Authority may proceed to offer the right to redevelop the Terminal 6 Additional Premises to any third party upon the occurrence of any of the following events:

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(x)    the Lessee does not seek to redevelop the Terminal 6 Additional Premises by completing the T5i Project-Phase 2 (irrespective of whether or not the Lessee seeks to undertake the T5i Project-Phase 3), in accordance with Appendix B of Exhibit 94 to the Lease and the provisions of this Paragraph 5, by the Redevelopment Outside Date (defined herein), or

(y)    the Lessee and Port Authority are unable to negotiate and execute a mutually acceptable agreement governing T5i Project-Phase 2 (irrespective of whether or not the Lessee seeks to undertake the T5i Project-Phase 3) by the last day of the eighty fourth (84th) calendar month following the calendar month in which the T5i Project-Phase 1 DBO occurs.

The portion of the Terminal 6 Additional Premises that the Port Authority is permitted to recapture pursuant to this Paragraph (b) is referred to herein as the “Non-Buildout Take Back Parcel”, but the parties acknowledge that the exact dimensions of such parcel cannot be known as of the Effective Date.

(ii)    (x)    With respect to subparagraph (b)(i)(x), above, in this Paragraph, if the Port Authority does not receive written notice from the Lessee on or before the expiration of seventy-eight (78) months (starting from the first day of the calendar month in which the T5i Project-Phase 1 DBO occurs) that it is committed to proceed with redevelopment as described in clause (i)(y), then the Lessee’s right to so redevelop shall be and be deemed expired and the Lessee shall be deemed to have elected not to proceed with further redevelopment of the Premises.

(y)    In the event the condition in subparagraph (i)(x), above, is satisfied and the parties are able to negotiate and execute a mutually acceptable agreement with respect to such redevelopment by the date specified in subparagraph (i)(y), above, then the Lessee shall diligently undertake and complete such redevelopment. If the Lessee has not completed the full-buildout contemplated by T5i Project-Phase 2, as memorialized in the executed, mutually acceptable agreement described in subparagraph (i)(y) with respect to T5i Project-Phase 2, by the Redevelopment Outside Date for T5i Project-Phase 2, then the Port Authority shall have the right, at any time from and after such Redevelopment Outside Date, and without cause, to terminate the letting of the Non-Buildout Take Back Parcel, in whole or in part. For the avoidance of doubt and notwithstanding anything to the contrary stated herein, the full buildout of T5i Project-Phase 2 must be completed by the tenth (10th) anniversary of the T5i Project-Phase 1 DBO, failing which the Port Authority shall have the right to terminate the letting of the Non-Buildout Take Back Parcel. The Port Authority shall notify the Lessee of its intent to terminate the letting by sending written notice of the same (“Non-Buildout Termination Notice”), specifying the effective date of termination of the letting and identifying the portion of the Non-Buildout Take Back Parcel which shall be the subject of the termination of the letting.

(iii)    Within one hundred and eighty (180) calendar days after the date of the Non-Buildout Termination Notice, the Lessee shall be entitled to exercise a right of first refusal to complete the redevelopment that was to have been completed by the applicable Redevelopment Outside Date. Lessee must exercise its right of first refusal by sending written notice (“Right of First Refusal Notice”) to the Port Authority stating its exercise

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thereof and such notice also shall include at least (x) a covenant by the Lessee to complete the applicable T5i Project-Phase 2 and (y) a covenant to enter into a written agreement with the Port Authority within one hundred eighty (180) calendar days of the date of the Non-Buildout Termination Notice, as timely sent, which agreement would contain the material terms of the arrangement for the Lessee to complete T5i Project-Phase 2, including, without limitation, (A) a final completion date for such redevelopment, (B) the minimum capital investment to be made by the Lessee to complete such redevelopment, and (C) the engineering and architectural specifications, acceptable to the Port Authority as part of its TCAP, to complete such redevelopment; provided, however, the Right of First Refusal Notice shall be void and of no force or effect, and the Lessee’s right of first refusal shall expire and cease to exist, in the event the Port Authority and the Lessee have not entered into said written agreement within one hundred eighty (180) calendar days of the date of the Non-Buildout Termination Notice, inclusive of such date. In the event the Lessee’s right of first refusal expires as aforesaid, the Port Authority may, but shall not be obligated to, proceed to terminate the letting of the Non-Buildout Take Back Parcel upon written notice to the Lessee.

(iv)    In the event the Port Authority terminates the letting of the Non-Buildout Take Back Parcel as contemplated by this Paragraph 5(b), the Port Authority shall do so in a manner that enables the Lessee to continue to use the Premises, including each of the T5i Project-Phase 1 functional elements as described in Paragraph 8(a) below, for the purposes set forth in Section 5 of the Lease, entitled “Use of Premises”, pursuant to Section 48 of the Lease, entitled “Quiet Enjoyment”.

(v)    Time shall be of the essence with respect to the deadlines set forth above in subparagraphs (i), (ii) and (iii), above.

(vi)    The agreed-upon date for the Lessee to complete the full-buildout contemplated by T5i Project-Phase 2 shall be specified in the written agreement between the Lessee and the Port Authority described in subparagraph (b)(i)(y) above, it being understood that the Redevelopment Outside Date for the completion of T5i Project-Phase 2 shall be no later than as stated, above, i.e., the tenth (10th) anniversary of the T5i Project-Phase 1 DBO.

(vii)    From and after the effective date of the termination of the letting of the area identified on the Non-Buildout Termination Notice, and provided the Lessee has fully vacated the same, the Lessee shall become entitled to an abatement of the Terminal 6 Basic Rental set forth in Paragraph 6 of the Second Supplement (as adjusted in accordance with Paragraph 7 of the Second Supplement, and as further adjusted pursuant to this Third Supplement) applicable to such area, calculated at the daily rate equal to the per square foot Terminal 6 Basic Rental rate in effect on the day preceding the effective termination date. The right to abatement shall be subject to paragraph (d), below, of this Paragraph.

(c)    In the event the Port Authority terminates the letting of the Non-Buildout Take Back Parcel as contemplated by Paragraph 5(b), above, the following shall apply as of the effective date of such termination:

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(1)    Effective as of the effective termination date of the letting of the Non-Buildout Take Back Parcel, the Lessee shall and be deemed to have granted, bargained, sold, surrendered and yielded up and by these presents have granted, bargained, sold, surrendered and yielded up unto the Port Authority, its successors and assigns, forever, its rights in the Non-Buildout Take Back Parcel and the term of years with respect thereto under the Lease as amended herein yet to come and shall and be deemed to have given, granted, surrendered and by these presents does give, grant and surrender to the Port Authority, its successors and assigns, all the rights, rights of renewal, licenses, privileges and options of the Lessee granted by the Lease as amended herein with respect to the Non-Buildout Take Back Parcel, all to the intent and purpose that the said Terminal 6 Additional Premises Term under the Lease as amended herein and the said rights of renewal, licenses, privileges and options may be wholly merged, extinguished and determined on the Non-Buildout Take Back Parcel surrender date (“Non-Buildout Take Back Parcel Surrender Date”), with the same force and effect as if the said Terminal 6 Additional Premises Term were in and by the provisions of the Lease as amended herein originally fixed to expire on the Non-Buildout Take Back Parcel Surrender Date, but the Lease and the letting thereunder as amended herein shall continue in full force and effect as to the remainder of the Premises under the Lease as amended herein and in accordance with all the terms and provisions thereof.

(2)     The Lessee hereby covenants on behalf of itself, its successors and assigns that (x) it has not done or suffered and will not do or suffer anything whereby the Non-Buildout Take Back Parcel or the Lessee’s leasehold therein, has been or shall be encumbered as of the Non-Buildout Take Back Parcel Surrender Date in any way whatsoever; (y) the Lessee is and will remain until the Non-Buildout Take Back Parcel Surrender Date the sole and absolute owner of the leasehold estate in the Non-Buildout Take Back Parcel and of the rights, rights of renewal, licenses, privileges and options granted by the Lease, as amended herein, with respect thereto and that the same are and will remain until the Non-Buildout Take Back Parcel Surrender Date free and clear of all liens and encumbrances of whatsoever nature; and (z) the Lessee has full right and power to make this agreement.

    (3)     All promises, covenants, agreements and obligations of the Lessee with respect to the Non-Buildout Take Back Parcel which under the provisions thereof would have matured upon the date originally fixed for the expiration of such portion of the Premises, or upon the termination of the letting of the Premises prior to the said date, or within a stated period after expiration or termination shall, notwithstanding such provisions, mature upon the Non-Buildout Take Back Parcel Surrender Date and shall survive the delivery of the Non-Buildout Termination Notice by the Port Authority to the Lessee.

(4)      As of the Non-Buildout Take Back Parcel Surrender Date, the Lessee shall and shall have released and discharged and does by these presents release and discharge the Port Authority from any and all obligations on the part of the Port Authority to be performed under the Lease as amended herein with respect to Non-Buildout Take Back Parcel. The Port Authority does by these presents release and discharge the Lessee from any and all obligations on the part of the Lessee to be

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performed under the Lease as amended herein with respect to the Non-Buildout Take Back Parcel for that portion of the Term subsequent to the Non-Buildout Take Back Parcel Surrender Date; it being understood that nothing herein contained shall release, relieve or discharge the Lessee from any liability for rentals or for other charges that may be due or become due to the Port Authority for any period or periods prior to the Non-Buildout Take Back Parcel Surrender Date, or for breach of any other obligation on the Lessee’s part to be performed under the Lease as amended herein for or during such period or periods or maturing pursuant to the foregoing paragraph, nor shall anything herein be deemed to release the Lessee from any liability for rentals or other charges that may be due or become due to the Port Authority for any other portion of the Premises or for breach of any other obligation on the Lessee’s part to be performed under the Lease as amended herein.

(5)     The Lessee hereby agrees to terminate its occupancy of the Non-Buildout Take Back Parcel and to deliver actual, physical possession of the Non-Buildout Take Back Parcel to the Port Authority, on or before the Non-Buildout Take Back Parcel Surrender Date, in the condition required by the Lease upon surrender. The Lessee further agrees that it shall remove all of the Lessee’s personal property from the Non-Buildout Take Back Parcel prior to the Non-Buildout Take Back Parcel Surrender Date, and all the terms and conditions of Section 29 of the Lease with respect to termination of the letting shall apply to any of the Lessee’s personal property not so removed.

(6)     The Lessee hereby acknowledges that each and every term, provision and condition of the Lease as amended herein shall continue to apply to the Premises (including without limitation the Terminal 6 Additional Premises) remaining after the termination of Non-Buildout Take Back Parcel.
(7)    If Parcel TH1 is contained within the boundaries of the Non-Buildout Take Back Parcel (which assumes the Port Authority did not previously recapture Parcel TH1 and pay to the Lessee the pro rata portion of the Lessee’s cost to initially construct the hardstand located on Parcel TH1 as described in Paragraph 7(c) of this Agreement), then the Port Authority shall be obligated to pay to the Lessee such pro rata amount as calculated in said Paragraph 7(c).
(d)    Notwithstanding anything to the contrary stated in this Paragraph or in Paragraph 7, if for any reason during the 240 month period after the T5i Project-Phase 1 DBO there is a re-transfer of Parcel TH1 from the Port Authority to the Lessee, i.e., if Parcel TH1 becomes re-included as part of the Premises, then as of the effective date of such re-transfer (i) the Port Authority’s obligation to pay any unpaid balance of any portion of the Lessee’s cost to initially construct the hardstand located on Parcel TH1 under this Paragraph or under Paragraph 7 shall terminate, and (ii) the Lessee shall be obligated to reimburse the Port Authority for the amount paid to the Lessee for its cost to initially construct the hardstand located on Parcel TH1, except the amount to be reimbursed to the Port Authority shall represent only the pro rata cost (calculated using the same straight-line basis depreciation formula set forth in Paragraph 7) for the period from the effective date of such re-transfer through the balance of the 20-year amortization period, i.e., the cost multiplied by a fraction, the numerator of which shall be 240 minus the number of whole calendar months that have elapsed from the T5i Project-Phase 1 DBO to the effective date of re-transfer and the

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denominator of which shall be 240. Additionally, any abatement of Terminal 6 Basic Rental shall cease as of the effective date of any such re-transfer.

6.    Use of the Terminal 6 Additional Premises.

(a)     Notwithstanding the provisions of Paragraph 3 of the Second Supplement, entitled “Use of the Terminal 6 Additional Premises”, the Lessee shall use the Terminal 6 Additional Premises solely for the following purposes: (i) the T6 Non-Phase 1 Redevelopment Area shall continue to be used solely for the purpose of maintaining, de-icing and parking aircraft, loading and unloading passengers and cargo, and parking/storing, fueling and servicing ground service equipment on the paved areas of the Terminal 6 Additional Premises, consistent with said Paragraph 3; and (ii) the T6 Phase 1 Redevelopment Area shall be used for the same purposes as described in clause (i), above, as well as for the completion of the T5i Project-Phase 1 and, after the T5i Project DBO, the T6 Phase 1 Redevelopment Area shall be used for the purposes contemplated by the T5i Project-Phase 1, subject to any recapture rights exercised by the Port Authority pursuant to the Lease, as amended.

(b)    With respect specifically to the one Group V aircraft hardstand parking position, together with associated ramp area, to be used on a shared basis with a Terminal 7 aircraft operator subject to the Lessee’s priority of use as further described in Paragraph 8(a)(vi), below, the Lessee agrees to enter into a mutually beneficial written agreement with at least one Terminal 7 aircraft operator for use of the aforesaid aircraft hardstand parking position and related ramp area. The Lessee shall use its best efforts to enter into the mutually beneficial written agreement within one hundred eighty (180) calendar days of the T5i Project-Phase 1 DBO, the effectiveness of which written agreement(s) shall be subject to the prior written consent of the Port Authority. The failure to use its best efforts to enter into the mutually beneficial, Port Authority-approved agreement(s) as described in the preceding sentence shall be deemed a material default of this Third Supplement and, accordingly, the Lease. The Port Authority shall make the determination as to whether the Lessee has used its best efforts, as aforesaid, acting in a non-arbitrary and non-capricious manner. The area which is the subject of such shared use is identified on Exhibit TH as Parcel HS.

7.     Right of the Port Authority to Terminate a Portion of the Premises - Parcel TH Hardstand Areas.

(a)    Reference is made to Paragraph 14 of the Second Supplement, pursuant to which the Port Authority was granted a right to terminate a portion of the Terminal 6 Additional Premises on a permanent basis, at any time after the Demolition Work Completion Date on ninety (90) days’ prior notice to the Lessee. Such portion of the Terminal 6 Additional Premises was identified as Parcel T. Attached hereto as Exhibit TH and hereby made a part hereof is a sketch approximately identifying two portions of Parcel T, as follows: (i) an area constituting the exclusive hardstand position to be constructed by the Lessee as part of the T5i Project-Phase 1 (“Parcel TH1”) and (ii) an additional area that may be needed to enable the construction of an additional hardstand position (“Parcel TH2”), it being agreed that, subject to the Lessee’s rights to use of the Premises as set forth in Section 5(b)(iv) above, the exact dimension of Parcel TH2 shall be determined by the Port Authority, in its sole and absolute discretion, as being an area that is adequate to enable the construction of an additional hardstand position (Parcel TH1 and Parcel TH2 together collectively called the “Parcel TH Hardstand Areas”).

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The parties acknowledge that if Parcel TH1 is used for Group V aircraft, Taxiway W would need to be widened and this in turn would require the Port Authority to adjust the centerline of Taxiway W, the lease line separating the T6 Additional Premises and the Terminal 7 leasehold, and existing easements related thereto, in order to assure that the Lessee has access to Parcel TH1.

(b)    Without limiting the generality of Paragraph 14(a) of the Second Supplement, or Paragraph 2(c)(3) of the Second Supplement, said Paragraph 14 shall be deemed modified as of the Effective Date as follows:

(i)    During the period between the Effective Date hereof and the day preceding the third (3rd) anniversary of the T5i Project-Phase 1 DBO, the Port Authority shall not exercise its termination rights under Paragraph 14 of the Second Supplement. As of the third (3rd) anniversary of the T5i Project-Phase 1 DBO, the Port Authority’s termination rights with respect to Parcel T shall be in full force and effect and shall be a right to terminate in whole or in part the portions of Parcel T comprised of (x) Parcel TH1 and (y) Parcel TH2. The last sentence of Paragraph 14(a) of the Second Supplement shall be revised to acknowledge that the Port Authority’s said termination rights shall be for the sole purpose of (1) accommodating aircraft operated by a Terminal 7 aircraft operator or (2) accommodating aircraft displaced from other locations at the Airport as a result of a transfer of control of Terminal 7 to the Port Authority, an airline or a third party.

(ii)    The termination of any portion of Parcel T shall be effected in accordance with the provisions of Paragraph 14 such that the Parcel T Termination Notice shall instead apply to the portion(s) of Parcel T as to which the letting is being terminated and the notice shall identify the areas to be so terminated, and the Parcel T Surrender Date shall instead apply to the surrender date of the portion(s) of Parcel T as to which the letting is being terminated and shall identify the respective surrender dates for the area(s) to be so terminated. The remaining provisions of Paragraph 14(a) shall remain in full force and effect and shall apply in the same way to a partial termination as to a whole termination, e.g., such provisions shall apply as to the portion of Parcel T as to which the letting is being terminated as the same would apply if the letting of the whole of Parcel T was being terminated. The Lessee hereby acknowledges that each and every term, provision and condition of the Lease as amended herein shall continue to apply to the Premises (including without limitation the Terminal 6 Additional Premises) remaining after the termination of the relevant portion(s) of Parcel T.
(iii)    Nothing in this Third Supplement or the exercise by the Port Authority of its rights to recapture a portion of Parcel T as contemplated herein shall constitute a modification of Paragraph 2(c)(3) of the Second Supplement, referencing Easement Area C, it being understood that Easement Area C would come into existence upon the termination of the letting of the Parcel TH Hardstand Areas. The parties acknowledge that such easement is necessary so that a Group V aircraft can access Parcel TH1.

(iv)    In the event the Port Authority and the Lessee hereinafter enter into written agreements to modify the Lease in order to implement T5i Project-Phase 2, and, if agreed upon, T5i Project-Phase 3, such agreement(s) shall provide for the re-inclusion, as part of the Premises under the Lease, of the Parcel TH Hardstand Areas, in connection with T5i Project-Phase 2 or T5i Project-Phase 3, as applicable, unless the parties agree otherwise.

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The terms and conditions of such re-inclusion shall be memorialized in said written agreement(s), as applicable.

(v)     From and after the day immediately following the surrender date of any portion of Parcel T permitted to be terminated, as applicable, in accordance with Paragraph 9 of the Second Supplement, and providing the Lessee has fully vacated the same, the Lessee shall be entitled to an abatement on a per square foot basis of the Terminal 6 Basic Rental set forth in Paragraph 6 of the Second Supplement (as adjusted in accordance with Paragraph 7 of the Second Supplement) for the portion of Parcel T so terminated. The right to abatement shall be subject to paragraph (c)(vii), below, of this Paragraph.

(vi)    The Lessee’s obligations with respect to a Parcel T Termination Baseline, as defined in the Second Supplement, are set forth in subparagraph (s)(3) of Paragraph 12 of the Second Supplement, entitled “Environmental Obligations”. The Parcel T Termination Baseline was completed by Lessee, was entitled “Parcel T Exit Baseline Environmental Site Assessment” and was dated February 2012. No Remediation has commenced or been pursued by Lessee at Parcel T as of the Effective Date. Lessee’s obligation to commence and complete such Remediation shall be done in accordance with the Second Supplement including, but not limited to, completion in accordance with subparagraph (t) of Paragraph 12 of the Second Supplement by the Additional Premises Expiration Date as such term was defined in the Second Supplement (December 27, 2015), without regard to modifications to its definition made in this Third Supplement, except only for such ongoing monitoring for natural attenuation, and any other remediation work expressly permitted to take place after December 27, 2015, as is described in an environmental Remediation action work plan approved in writing by the Port Authority and authorized by the DEC. All obligations which are those of the Lessee under the Lease would also include responsibility for obtaining a NFA with regard to any spill at or in such area and for all costs associated with any ongoing and/or long-term monitoring, reporting and closure activities both before and after December 15, 2015. The obtaining of a NFA status would include the completion of all necessary remedial actions, monitoring and reporting necessary to obtain such NFA status.

(c)    In the event that the Port Authority exercises its rights under this Paragraph to terminate the letting of the Parcel TH Hardstand Areas (or relevant part thereof), the Port Authority shall pay the Lessee a pro rata share of the Lessee’s cost to initially construct the hardstand, located on the Parcel TH Hardstand Areas, as part of T5i Project-Phase 1. The cost and the pro rata share thereof shall be ascertained as stated below in this subparagraph (c); provided, however, that tender of payment of said pro-rated cost by the Port Authority to the Lessee shall not be prerequisite to the exercise of the right of termination under this Paragraph. On the payment by the Port Authority of said pro-rated cost, all fixtures, equipment and improvements furnished by the Lessee in the Parcel TH Hardstand Areas and all interest of the Lessee therein which have not already become the property of the Port Authority shall be and become the property of the Port Authority and the Lessee promptly shall execute any and all instruments necessary to transfer title to any such interest; provided, further, however, that the Port Authority may by notice relinquish its right to any such fixtures, equipment or improvements.

(i)     The sum of the following items of actual cost incurred by the Lessee for such initial construction of the Parcel TH Hardstand Area hardstand, constructed as part of T5i Project-Phase 1, to the extent that such sum is permitted by generally accepted accounting

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principles consistently applied and, in addition, to the extent such sum does not exceed the amount of Eight Million Dollars and No Cents ($8,000,000.00) in the aggregate, shall constitute the "cost" under this Paragraph and under subdivisions (ii), (iii), (iv), (v), and (vi) hereof:

(1)     Direct labor and material costs;

(2)     Contract costs for purchases and installation excluding those of the types mentioned in the following subdivision (3);

(3)     Engineering, architectural, planning, designing, financing, interest, insurance, and other overhead or carrying charges which are due for a period ending not later than the date of completion of installation of any such initial equipment, fixtures or improvements for which they are incurred, and not to exceed fifteen (15) % of the total of the amounts covered by subdivisions (1) and (2) above.

For the avoidance of doubt, the calculation of the aggregate amount stated above is subject to the application of subdivisions (ii), (iii), (iv), (v) and (vi), below.

(ii)     A statement of the cost (not to exceed the above-stated $8,000,000.00 amount) detailing all the foregoing, including copies of invoices and contracts and certified by a responsible financial officer of the Lessee, shall be delivered by the Lessee to the Port Authority not later than ninety (90) days after the completion of all such initial improvements, and the Lessee shall permit the Port Authority, by its agents, employees and representatives, at all reasonable times prior to a final settlement or determination of cost, to examine and audit the records and books of account of the Lessee within the Port of New York District during such time; the Lessee agrees to keep such records and books of account within the Port of New York District during such time.

(iii)    If the Lessee includes in cost any items as having been incurred but which, in the opinion of the Port Authority, not acting in an arbitrary or capricious manner, if so incurred is not an item properly chargeable to cost under sound accounting principles, then the Port Authority within ninety (90) days after receipt of the said statement of cost as mentioned in subparagraph (ii) above, shall give written notice to the Lessee stating its objection to any such item and the grounds therefor. The Port Authority shall advise the Lessee in writing of the total approved cost determined under this subparagraph (iii) within ninety (90) days after such determination is finalized by the Port Authority, subject to audit.

(iv)    The proration of cost as referred to in this Paragraph shall be ascertained by multiplying the cost by a fraction, the numerator of which shall be 240 minus the number of whole calendar months that have elapsed since the T5i Project- Phase 1 DBO (i.e., elapsed up until the Parcel T Surrender Date) and the denominator of which shall be 240 (representing a 20-year amortization period from and after the T5i Project- Phase 1 DBO); provided, however, in all events, in calculating the amount that the Port Authority shall be obligated to pay to the Lessee under said Paragraph, the amount to be paid shall not exceed the amount of the Lessee’s cost (as calculated in accordance with subparagraph (i) of this subparagraph) less annual depreciation thereof (on a straight-line basis over the term of the letting of the Parcel TH Hardstand Areas) for the period that has elapsed from the T5i Project- Phase 1

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DBO to the effective surrender date of the Parcel TH Hardstand Areas (Parcel T Surrender Date), as carried on the Lessee’s books in accordance with generally accepted accounting principles consistently applied.

(v)    In ascertaining the amount that the Port Authority shall be obligated to pay to the Lessee under this Paragraph, the cost computed as heretofore stated in this subparagraph shall be diminished by the amount that any part of the components of cost as stated in subdivisions (1), (2), and (3) of subparagraph (i) above are secured by liens, mortgages, other encumbrances or conditional bills of sale on such fixtures and improvements, and any other amounts whatsoever due under the Lease from the Lessee to the Port Authority. In no event whatsoever shall cost, as defined and computed in accordance with this Paragraph include any expenses, outlays or charges whatsoever by or for the account of the Lessee for or in connection with any fixtures or the making of any improvement mentioned in this Paragraph unless said fixtures and/or improvements are actually and completely installed in and/or made to the Premises.

(vi)    Notwithstanding anything to the contrary stated or implied elsewhere in the Lease, the Port Authority’s obligation to pay the Lessee for costs associated with its hardstand improvements as aforesaid shall be subject to satisfaction of all of the following conditions precedent: (x) the Lessee shall have vacated and surrendered possession of the Parcel TH Hardstand Areas to the Port Authority in accordance with the terms, covenants and conditions of this Third Supplement, (y) the Lessee is not then in default under the Lease beyond any applicable notice and grace period stated in the Lease, and (z) the Lessee shall have theretofore provided the Port Authority with the statement of cost, and any other substantiating documentation, described in subparagraph (c)(ii), above, of this Paragraph necessary in the opinion of the Port Authority to ascertain the amount of cost which is the subject of the payment.

(vii)    If for any reason during the 240 month period after the T5i Project-Phase 1 DBO there is a re-transfer of Parcel TH1 from the Port Authority to the Lessee, i.e., if Parcel TH1 becomes re-included as part of the Premises, then as of the effective date of such re-transfer (x) the Port Authority’s obligation to pay any unpaid balance of any portion of the Lessee’s cost to initially construct the hardstand located on Parcel TH1 under this Paragraph 7 shall terminate, and (y) the Lessee shall be obligated to reimburse the Port Authority for the amount paid to the Lessee for its cost to initially construct the hardstand located on Parcel TH1, except the amount to be reimbursed to the Port Authority shall represent only the pro rata cost (calculated using the same straight-line basis depreciation formula set forth above in this Paragraph 7) for the period from the effective date of such re-transfer through the balance of the 20-year amortization period, i.e., the cost multiplied by a fraction, the numerator of which shall be 240 minus the number of whole calendar months that have elapsed from the T5i Project-Phase 1 DBO to the effective date of re-transfer and the denominator of which shall be 240. Additionally, any abatement of Terminal 6 Basic Rental shall cease as of the effective date of any such re-transfer.

8.    Construction of the T5i Project-Phase 1.

(a)    T5i Project-Phase 1 Components.

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T5i Project-Phase 1 shall include, without limitation, the elements identified below:

(i) construction of an extension to Terminal 5 of approximately 150,000 square feet on three levels, to create an international arrivals hall, inclusive of the following:

(1) a customs and border protection facility designed to accommodate up to 1200 passengers per hour and associated customs and border protection support spaces;

(2) construction of two (2) new international baggage claim units;

(3)    addition of a passenger security checkpoint at a location in the new expansion area, with new vertical access from the ground level;

(4)    construction of new makeup areas and additional baggage re-check operations space; and

(5)     operational space

(ii)     three new enplaning and deplaning aircraft building gate positions (together with all associated preconditioned air and ground power support and hydrant fuel and related areas and facilities) capable of handling either international or domestic flights;

(iii) all appropriate and necessary work for the construction of Concession Areas (as defined in the Lease) consisting of a minimum of 8,000 total square feet of floor space to be made available for consumer services as more fully described and set forth in Sections 73 through 81 to the Lease including, without limitation, the construction and installation of utility lines (which are to serve the Concession Areas) to the perimeter of the individual concession premises;

(iv) conversion of three (3) domestic enplaning and deplaning aircraft building gate positions to three (3) enplaning and deplaning aircraft building gate positions capable of handling either international or domestic flights, each of which have hydrant access to the Airport’s underground fuel system;

(v) modification and rehabilitation of certain sections of the ramp area located between Terminal 5 and Terminal 7 so as to construct three (3) Group III aircraft hardstand parking positions for the Lessee’s operations at the Airport, served by bus, and two (2) Group V aircraft hardstand parking positions, it being understood that (x) one Group V aircraft hardstand parking position, located on Parcel TH1, together with associated ramp area will be provided to an aircraft operator that is a tenant or occupant of Terminal 7, for exclusive use by such aircraft operator, and (y) the other Group V aircraft hardstand parking position, located on Parcel HS, together with associated ramp area, will be used on a shared basis by the Lessee and an aircraft operator that is a tenant or occupant of Terminal 7 (more particularly addressed in Paragraph 6(b) herein); provided, however, that with respect to such shared use, the aircraft operations of the Lessee shall have priority over the operations of such Terminal 7 aircraft operator but subject nevertheless to other terms and conditions of the Lease including, without limitation, Section 42, entitled “Requesting Airlines at the Airport”;

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and provided, further, however, that in the event the Port Authority exercises its right to terminate the letting of the Parcel TH Hardstand Areas pursuant to Paragraph 7 of this Third Supplement, then (1) the Lessee shall have no obligation to comply with clause (x), above, and (2) the Lessee’s obligations with regard to shared use of the parking position described in clause (y) shall terminate and the Lessee shall be entitled to exclusive use of such parking position. Any use of such parking position by such Terminal 7 aircraft operator(s) as specified in the foregoing clauses (x) and (y) shall be subject to a written agreement or agreements between the Lessee and such aircraft operator(s), as approved in writing in advance by the Port Authority. For avoidance of doubt, such agreement(s), shall allow, among other things, for the Lessee to collect a reasonable fee for the use of such parking positions by such aircraft operator(s). The work described in this subparagraph (v) shall be referred to herein as the “T5-T7 Ramp Improvement Work”. The T5-T7 Ramp Improvement Work shall include only work performed on the Terminal 6 Additional Premises;

(vi)    modification and extension of the existing terminal building to accommodate the expected increase in passenger traffic and new operational needs, including:

(1)    passenger holdrooms supporting the three existing aircraft building gate positions;

(2)    baggage make-up areas;

(3)    baggage handling system; and

(4)    operational space.

(vii)    all construction shall be with a design that enables growth in multiple phases in the future (see references to T5i Project-Phase 2 and T5i Project-Phase 3 herein) in order to increase gate, ticketing and processing capacity for the Lessee’s operations at the Terminal and arrivals and departure roadway capacities to maintain IATA level of service “C” for all Terminal-related functions; and

(viii)    in connection with and in addition to (but not as a part of) the T5i Project-Phase 1, the Lessee shall, in accordance with the provisions of Section 73 of the Lease, entitled “Consumer Services”, submit for Port Authority approval, and thereafter implement, a new comprehensive consumer services plan relating to the new Concession Areas referred to in Paragraph 8(a)(1), above. The foregoing shall not relieve the Lessee from its obligation under said Section 73 to submit to the Port Authority for its written approval at annual intervals a revised comprehensive consumer services covering the entire Premises.

(b)    Comprehensive Plan.

(1)    Comprehensive Plan.

The Lessee has submitted to the Port Authority for review a design document entitled “JetBlue Airways JFK T5i Basis of Design Rev 4” relating to the T5i Project-Phase 1, a copy of the final version, as approved by the Port Authority, is attached hereto, hereby made a part hereof and marked Exhibit GG (the “T5i Project-Phase 1 Basis of Design”), and has submitted, or shall

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submit, for the Port Authority’s review further plans and specifications based on the approved T5i Project-Phase 1 Basis of Design (such plans and specifications, upon approval by the Port Authority, together with the approved T5i Project-Phase 1 Basis of Design, the “Comprehensive Plan”). The work of designing and constructing the T5i Project-Phase 1, as set forth in the Comprehensive Plan, shall be referred to herein as the “Construction Work”.

(2)    Contents of Comprehensive Plan.

The Comprehensive Plan shall include the construction of the T5i Project-Phase 1, and shall include, without limitation, the following:

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(i)    Three (3) new aircraft building gate positions, together with all associated and related areas and facilities, including without limitation passenger boarding gate lounges;
(ii)    Five (5) hardstand positions, inclusive of the shared hardstand position on Parcel HS and the exclusive hardstand position on Parcel TH1;
(iii)    All appropriate work for the construction of utility and mechanical equipment rooms and spaces and crawl spaces;
(iv)    All appropriate preparatory work for the construction of new Concession Areas, including without limitation the installation of utility lines to the perimeter of the new Concession Areas;
(v)    Construction, installation and tie-in of all appropriate utility lines, pipes, mains, drains, cables, manholes, wires, conduits and other facilities required in connection with or relating to the mechanical, water, electrical, storm sewer, sanitary sewer, communications, security, fire alarm, fire protection, gas, aircraft fueling and other systems or facilities including all necessary relocations including, but not limited to, all necessary pipes, valves, materials and other equipment and accessories necessary to the use and operation of the heating, cooling, electrical, water, communications and other utility systems which are to serve the Premises, all as set forth in the T5i Project-Phase 1 Basis of Design with respect to the T5i Project-Phase 1, as well as any of the foregoing that become necessary with respect to other portions of the Premises in consequence of the construction of the T5i Project-Phase 1;
(vi)    The construction and installation of additions and modifications to the underground fuel distribution system, including but not limited to underground pipelines, cathodic protection, emergency fuel shutoffs, fuel mains and stubs necessary or required to tie into the distribution portion of the Underground Fuel System at the Airport to accommodate and serve the new and relocated/reconfigured aircraft building gate positions;
(vii)     To the extent permitted by KIAC, all work necessary or required to construct lateral mains to tie into the Central Terminal Area ring supply lines for hot water for heating and domestic use purposes only and chilled water for air conditioning purposes only; provided, however, that to the extent permitted by KIAC, such work, upon completion, shall become the property of the Port Authority or its designee and shall not be part of the Premises;
(viii)    As appropriate, construction of new, and/or modification of existing, circulation areas;
(ix)    As appropriate, construction of new, and/or modification of existing, aircraft ramp and apron areas;
(x)    All grading and paving of ground areas and appropriate landscaping together with all related and associated work;
(xi)    All taxilanes, taxiway access stubs, taxiways, restricted vehicles service road (also known as RVSR) and associated and related areas and facilities including without limitation all paving, line striping, lighting (including centerline lights) and signage appropriate or necessary in connection with the construction of the T5i Project-Phase 1;
(xii)    All necessary or required blast fences and other fencing; and

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(xiii)    All other appropriate or necessary work in connection with effectuation of the T5i Project-Phase 1 including, without limitation, all borings, surveys, route marker signs, obstruction lights and material inspections and testing, and also including all other tie-ins, temporary and otherwise, to utility lines and roadway access stubs.
(3)    Updates.

The Lessee shall keep the Comprehensive Plan up to date and shall submit to the Port Authority for its approval all amendments, supplements or modifications thereto, which amendments, supplements or modifications shall not become effective until the same have been approved by the Port Authority.

(c)    Risk of Loss. With respect to the Lessee’s Construction Work, the Lessee shall procure insurance in its own name as insured, and including the City Insureds and the Port Authority, and its Commissioners, officers, agents and employees as additional insured, against the following risks, whether they arise from acts or omissions of the Lessee, any contractors of the Lessee, the Port Authority, third persons, or from acts of God or the public enemy, or otherwise, excepting only risks which result solely from affirmative willful acts done by the Port Authority subsequent to commencement of the work:

(1)    The risk of loss or damage to all such construction, if any, prior to the completion thereof. In the event of such loss or damage, the Lessee shall forthwith repair, replace and make good the work without cost to the Port Authority;

(2)    The risk of death, injury or damage, direct or consequential, to the Port Authority, and its Commissioners, officers, agents and employees, and to its or their property, arising out of or in connection with the performance of the work. The Lessee shall indemnify and hold harmless the Port Authority, and its Commissioners, officers, agents and employees, for all such injuries and damages (including without limitation, direct or consequential damages), and for all loss suffered by reason thereof; and

(3)    The risk of claims and demands, just or unjust, by third persons against the Port Authority, and its Commissioners, officers, agents and employees, arising or alleged to arise out of the performance of the work. The Lessee shall indemnify and hold harmless the Port Authority, and its Commissioners, officers, agents and employees, against and from all such claims and demands, and for all loss and expense incurred by it and by them in the defense, settlement or satisfaction thereof including without limitation thereto, claims and demands for death, for personal injury or for property damage, direct or consequential.

(d)    Required Subcontract Provision.

In addition to and without limiting any terms and provisions hereof, the Lessee shall provide in all of its contracts and subcontracts covering the Lessee’s Construction Work, or any portion thereof, the following provision:

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“If (i) the contractor fails to perform any of its obligations under the contract, including its obligation to [the Lessee] or to [the Construction Manager], as the case may be, to pay any claims lawfully made against it by any materialman, subcontractor or workman or other third person which arises out of or in connection with the performance of the contract or (ii) any claim (just or unjust) which arises out of or in connection with the contract is made against [the Lessee] or [the Construction Manager], as the case may be, or (iii) any subcontractor under the contract fails to pay any claims, lawfully made against it by any materialman, subcontractor, workman or other third person which arises out of or in connection with the contract or if in [the Lessee]’s opinion any of the aforesaid contingencies is likely to arise, then [the Lessee] shall have the right, in its discretion, to withhold out of any payment (final or otherwise and even though such payments have already been certified as due) such sums as [the Lessee] may deem ample to protect it against delay or loss or to assume the payment of just claims of third persons, and to apply such sums in such manner as [the Lessee] may deem proper to secure such protection or satisfy such claims. All sums so applied shall be deducted from the contractor’s compensation. Omission by [the Lessee] to withhold out of any payment, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of such payment, shall not be deemed to indicate that [the Lessee] does not intend to exercise its right with respect to such contingency. Neither the above provisions for rights of [the Lessee] to withhold and apply monies nor any exercise, or attempted exercise of, or omission to exercise such rights by [the Lessee] shall create any obligation of any kind to such materialmen, subcontractors, workmen or other third person. Until actual payment is made to the contractor, his or her right to any amount to be paid under the contract (even though such amount has already been certified as due) shall be subordinate to the rights of [the Lessee] under this provision.”

(e)    Construction Application; Contractors.

(1)    Prior to the commencement of any of the Lessee’s Construction Work, the Lessee shall submit to the Port Authority for its approval a Construction Application in the form supplied by the Port Authority pursuant to TCAP requirements, and containing such terms and conditions as the Port Authority may include (the “Construction Application”), setting forth in detail by appropriate plans and specifications the work the Lessee proposes to perform and the manner of and time periods for performing the same, including without limitation a schedule listing each contract proposed to be entered into for the performance of the work and the estimated cost of the work to be performed under each such contract. The data to be supplied by the Lessee shall identify each of the items constituting the Lessee’s Construction Work, and shall describe in detail the systems, improvements, fixtures and equipment to be installed by the Lessee. The Lessee shall be responsible at its sole expense for retaining all architectural, engineering and other technical consultants and services as may be directed by the Port Authority and for developing, completing and submitting detailed plans and specifications for the work. The plans and specifications to be submitted by the Lessee shall be in sufficient detail for a contractor to perform the work and shall bear the seal of a qualified and licensed architect or professional engineer. A qualified and licensed architect or professional engineer shall be responsible for the administration of the work in accordance with the Port Authority’s requirements. In connection with review by the Port Authority of the Lessee’s submissions under this paragraph, the Lessee shall submit to the Port Authority, at the Port Authority’s request, such additional data, detail or information as the Port Authority may find necessary. Following the Port Authority’s receipt of the Lessee’s complete Construction

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Application and complete plans and specifications, the Port Authority shall give its written approval or rejection thereof, or shall request such revisions or modifications thereto as the Port Authority may find necessary. The Lessee shall not engage any contractor or permit the use of any subcontractor unless and until each such contractor or subcontractor, and the contract such contractor is operating under, have been approved by the Port Authority. The Lessee shall include in any such contract or subcontract such provisions as are required in accordance with the provisions of this Third Supplement and the Construction Application approved by the Port Authority. The Lessee shall obtain and maintain or cause each contractor to obtain and maintain in force such insurance coverage as is described in subparagraphs (j) and (k) of this Paragraph 8 and such performance bonds as the Port Authority may specify (if any).
All of the Lessee’s Construction Work shall be performed by the Lessee in accordance with the Construction Application and final plans and specifications approved by the Port Authority, shall be subject to inspection by the Port Authority during the progress of the work and after the completion thereof, and the Lessee shall redo or replace at its own expense any work not done in accordance therewith. Upon final completion of all of the Lessee’s Construction Work the Lessee shall deliver to the Port Authority a certificate to such effect signed by an authorized officer of the Lessee and by a qualified and licensed architect or engineer certifying that all of the work has been performed in accordance with the approved plans and specifications and the provisions of this Supplement, and the Lessee shall supply the Port Authority with as-built drawings of the Lessee’s Construction Work in such form and number requested by the Port Authority. The Lessee shall keep said drawings current. No changes or modifications to such work shall be made without prior Port Authority consent. Following its receipt of the Lessee’s certificate, the Port Authority shall inspect the work and, unless such certification is not correct, or the Port Authority determines that the Premises are unsuitable for occupancy and use by the Lessee, a certificate of final completion shall be delivered to the Lessee by the Port Authority.
(2)    Except as set forth in this Paragraph 8 concerning Partial Approval Work, the Lessee shall not commence any portion of the Lessee’s Construction Work until the Construction Application and plans and specifications covering such work have been finally approved by the Port Authority, and the insurance required pursuant to subparagraph (j) of this Paragraph procured.
(3)    The Port Authority may refuse to grant approval with respect to the plans and specifications if, in its opinion, any of the proposed Construction Work as set forth in said plans and specifications (all of which shall be in such detail as may reasonably permit the Port Authority to make a determination as to whether the requirements hereinafter referred to are met) shall at the time such plans and specifications are submitted to the Port Authority:
(i)    be unsafe, unsound, hazardous or improper for the use and occupancy for which it is designed, or

(ii)    not comply with the Port Authority’s requirements for harmony of external architecture of similar existing or future improvements at the Airport, or

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(iii)    not comply with the Port Authority’s requirements with respect to exterior and interior building materials and finishes, as well as quality of construction, currently existing at the Terminal, or

(iv)    not provide for sufficient clearances for taxiways, runways and apron areas, or

(v)    be designed for use for purposes other than those authorized under this Third Supplement, or

(vi)    set forth ground elevations or heights other than those prescribed by the Port Authority, or

(vii)    not provide adequate and proper circulation areas within the Premises, or

(viii)    not be at locations or not be oriented in accordance with the Comprehensive Plan, or

(ix)    not comply with the provisions of the Basic Lease, including, without limiting the generality thereof, those provisions of the Basic Lease providing that the Port Authority shall conform to the enactments, ordinances, resolutions and regulations of The City of New York and its various departments, boards and businesses in regard to the construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do, or

(x)    permit aircraft to overhang the boundary of the Premises, except when entering or leaving the Premises (unless such overhang is otherwise permitted pursuant to a valid easement or other agreement), or

(xi)    be in violation or contravention of any other provisions and terms of the Lease, or

(xii)    not comply with all applicable law, and Port Authority standards and guidelines, or

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(xiii)    not comply with all applicable requirements of the National Board of Fire Underwriters and the Fire Insurance Rating Organization of New York, or

(xiv)    not comply with the Port Authority’s requirements with respect to landscaping (if applicable), or

(xv)    not comply with Port Authority’s requirements and standards with respect to noise, air pollution, water pollution or other types of pollution, or

(xvi)    interfere with or otherwise negatively impact operations at the Premises, including without limitation the operations of the Lessee’s sublessees, if any, or

(xvii)    without limiting any other term or provision hereof, not comply with the Americans With Disabilities Act of 1990 and all federal rules, regulations and guidelines pertaining thereto, or

(xviii)    not comply with the T5i Project- Phase 1 Basis of Design, or

(xviv)    not properly coordinate construction staging with other ongoing Airport construction projects and airport operations.

(f)    If the Lessee desires to commence construction of portions of the Lessee’s Construction Work prior to the approval by the Port Authority of the complete Construction Application and plans and specifications covering all of such work pursuant to subparagraph (c) of this Paragraph, the Lessee shall submit to the Port Authority a separate Construction Application for each portion of the Lessee’s Construction Work the Lessee so desires to commence (each such portion of the Lessee’s Construction Work being hereinafter designated as “Partial Approval Work”) which shall be executed by an authorized officer of the Lessee and shall be accompanied by final and complete plans, specifications, drawings, and data with respect to such portion of the Lessee’s Construction Work (the final and complete plans, specifications, drawings, and data covering each such portion of the Lessee’s Construction Work are hereinafter referred to as “the Partial Approval Work Plans” with respect to such portion of the Lessee’s Construction Work) setting forth in detail the work to be performed in connection with each such portion of the Lessee’s Construction Work. The Port Authority shall use its discretion to determine whether to permit the Lessee to proceed with the performance of any Partial Approval Work. If the Port Authority consents to the performance of any Partial Approval Work, the Port Authority shall review the Construction

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Application covering such work and shall give its written approval or rejection of the Partial Approval Work Plans with respect thereto or shall request such revisions or modifications thereto as the Port Authority may find necessary. Upon the Port Authority’s approval of the Construction Application covering an item of Partial Approval Work and its approval of the Partial Approval Work Plans with respect thereto, the Lessee may proceed to perform such item of Partial Approval Work subject to and in accordance with the following terms and conditions:
(1)The performance by the Lessee of any item of Partial Approval Work in accordance with the Port Authority’s approval will be at its sole risk and if for any reason the plans and specifications for the balance of the Lessee’s Construction Work or, any part thereof, are not approved by the Port Authority or if the approval thereof calls for modifications or changes in any item of Partial Approval Work undertaken by the Lessee under any approval granted by the Port Authority pursuant to this paragraph, the Lessee will, as directed by the Port Authority, and at the Lessee’s sole cost and expense, either restore the area affected to the condition existing prior to the commencement of such item of Partial Approval Work or make such modifications and changes to such work as may be required by the Port Authority.
(2)    Nothing contained in any approval given pursuant to this paragraph shall constitute a determination or indication by the Port Authority that the Lessee has complied with any laws, rules, orders, ordinances, enactments, resolutions, regulations, statutes, requirements, codes, directions, and executive orders, including but not limited to those of the State of New York, Borough of Queens or City of New York, which may pertain to the Partial Approval Work to be performed and which the Lessee is required to comply with pursuant to the Lease, as amended by this Third Supplement.
(3)    Each item of Partial Approval Work shall be performed in accordance with and subject to the terms and provisions of this Third Supplement covering the Lessee’s Construction Work and in accordance with the approved Construction Application covering such item of Partial Approval Work and in accordance with the approved Partial Approval Work Plans constituting a part of such Construction Application, and subject to any requirements, stipulations, and provisions which the Port Authority may impose in its approval of the performance of such item of Partial Approval Work.
(4)    No Partial Approval Work performed by the Lessee pursuant to the provisions of this paragraph shall affect or limit the obligations of the Lessee with respect to the Lessee’s Construction Work or any prior approvals thereof.
(5)    The Lessee specifically understands that neither the Port Authority’s approval of any Construction Application and Partial Approval Work Plans covering any item of Partial Approval Work nor the performance by the Lessee of any item of Partial Approval Work pursuant to such approval shall obligate the Port Authority to approve the Construction Application and plans and specifications submitted by the Lessee for the balance of the Lessee’s Construction Work or shall create or be deemed to create any obligation on the part of the Port Authority to permit subsequent Partial Approval Work to be performed. Without limiting the generality of the provisions of this paragraph, it is specifically understood that the Port Authority may withhold its approval of a Construction Application and Partial Approval Work Plans covering any item of Partial Approval Work if the Port Authority determines that review of subsequent items of Partial Approval Work

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is required before the Port Authority can approve, reject, or comment upon such Partial Approval Work Plans.
(g)    Minimization of Pollution and Noise. Without limiting the generality of any of the provisions of this Third Supplement, the Lessee’s Construction Work (including any Partial Approval Work performed by the Lessee) shall be performed in such a manner that there will be at all times during construction reasonable efforts made to minimize the effects of any air pollution, water pollution or any other type of pollution, and to minimize the noise emanating from, arising out of, or resulting from construction. Subject to the provisions of this Third Supplement, the Lessee shall construct such reasonable structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the objectives set forth in this paragraph, and, without limiting the generality of the foregoing, such construction shall be subject to the Port Authority’s review and approval in accordance with the provisions of this Third Supplement.
(h)    No Port Authority Responsibility.
(i)    Without limiting the generality of subparagraph (e) of this Paragraph, the Lessee shall be solely responsible for the plans and specifications used by it and for the adequacy or sufficiency of such plans and specifications and all the improvements, fixtures, and equipment depicted thereon or covered thereby, regardless of the consent thereto or approval thereof by the Port Authority or the incorporation therein of any Port Authority requirements or recommendations. The Port Authority shall have no obligation or liability in connection with the performance of any of the Lessee’s Construction Work or for the contracts for the performance thereof entered into by the Lessee. Any warranties extended or available to the Lessee in connection with the aforesaid work shall be for the benefit of the Port Authority as well as the Lessee. The Lessee shall not conduct any business at the Premises with respect to any improvements, fixtures or equipment constituting any of the Lessee’s Construction Work until the Port Authority shall have delivered a certificate of final completion to Lessee pursuant to subparagraph (bb) of this Paragraph 8. In the event of any inconsistency between the provisions of this Third Supplement and those of the Construction Application referred to in subparagraph (e) of this Paragraph 8 the provisions of this Third Supplement shall control.
(ii)    Without limiting or affecting any other term or provision of this Third Supplement, the Lessee shall be solely responsible for the design, adequacy and operation of any utility, mechanical, electrical, communications and other systems installed in the Premises by the Lessee as Lessee’s Construction Work and any other improvements, additions, fixtures, finishes, decorations and equipment made or installed by the Lessee in the Premises as Lessee’s Construction Work and shall do preventive maintenance and make such repairs, replacements, rebuilding (ordinary or extraordinary, structural or non-structural) and painting necessary to keep such systems, improvements, additions, fixtures, finishes, decorations and equipment (whether the same involves structural or non-structural work) in the condition they were in when made or installed except for reasonable wear which does not adversely affect the efficient or proper utilization of any part of the Premises.
(i)    Payment of Claims.    The Lessee shall pay or cause to be paid all claims lawfully made against it by its contractors, subcontractors, materialmen and workmen, and all claims lawfully made against it by other third persons arising out of or in connection with or because of the performance of the Construction Work, and shall cause its contractors and subcontractors to pay all

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such claims lawfully made against them. Nothing herein contained shall be deemed to constitute consent to the creation of any lien or claim against the Premises or any part thereof or any other part of the Airport, nor to create any rights in said third persons against the Port Authority, nor prevent the Lessee from contesting claims in good faith.
(j)    Insurance Coverages.    In addition to all policies of insurance otherwise required by this Third Supplement, the Lessee shall procure and maintain or cause to be procured and maintained in effect during the performance of the Lessee’s Construction Work
(1)    Commercial General Liability Insurance including but not limited to bodily injury, property damage including premises, product and contractual liability covering the obligations assumed by the Lessee under this Paragraph, and which are customarily insured under such a policy, with a minimum combined single limit coverage for death, bodily injury and property damage of $100,000,000 per occurrence, with no aggregate limit;
(2)    Commercial Automobile Liability Insurance covering all owned, non-owned or hired vehicles used in connection with said construction with a minimum combined single limit coverage for death, bodily injury and property damage of $25,000,000 per occurrence, with no aggregate limit; and
(3)    Environmental Impairment Liability Insurance, with a minimum combined single limit coverage per claim for death, bodily injury and property damage, with liability for both gradual and sudden and accidental occurrences and both on-site and off-site cleanup of $5,000,000 per occurrence.

(k)    Insurance Policies and Certificates.    Each policy of insurance described in subparagraph (j) of this Paragraph shall include the Port Authority as an additional insured, and, with the exception of the Environmental Impairment Liability Insurance policy required pursuant to subparagraph (j)(3), shall also include the City of New York as an additional insured, in its coverages including, without limitation, coverage for premises-operations and completed operations, and no such policy shall contain any care, custody or control exclusions, or any exclusion for bodily injury to or sickness, disease or death of any employee of the Lessee or of any of its contractors which would conflict with or in any way impair the coverages resulting from the Port Authority’s status as an additional insured, or the coverage under the contractual liability endorsement described in sub-subparagraph (1) of subparagraph (j) of this Paragraph 8. The certificates of such insurance shall also contain an endorsement providing that the protection afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third party shall pertain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority and against the Port Authority by the Lessee, but said endorsement shall not limit, vary, change or affect the protections afforded the Port Authority as an additional insured and/or loss payee, as applicable. Such insurance shall contain a provision that the insurer shall not, without obtaining express written permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.

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(l)    Title to Improvements.    Title to all improvements and fixtures placed, constructed or installed in or on the Premises as the Lessee’s Construction Work shall vest immediately in the City of New York upon placement, construction or installation thereof and title to any and all equipment and trade fixtures removable without substantial injury to the Premises placed in or installed upon the Premises as part of the Lessee’s Construction Work shall remain with the Lessee.
(m)    Labor Harmony.    In the performance of the Lessee’s Construction Work, the Lessee will not permit any situation or condition to arise or continue that causes any labor troubles at, or emanating from, the Premises which interferes with the operations (including any construction work) at the Premises. The determination of the Port Authority shall be conclusive on the Lessee and upon written notice from the Port Authority of the threat of any such labor troubles, the Lessee will (or will cause its contractor to, as applicable) immediately rectify any condition causing or contributing to labor troubles as specified in such notice. In the event of failure by the Lessee (or any of its contractors, as applicable) to timely comply with the requirements of this paragraph, the Port Authority, will have the right, by notice from the Port Authority to the Lessee, to require the Lessee to suspend the Port Authority’s permission to the Lessee to proceed with the applicable portion of each specific construction project or, as applicable, of the Lessee’s Construction Work being performed by or on behalf of the Lessee and the Lessee will thereupon immediately cease the same. When labor troubles will be so settled that such interference or the threat of such interference no longer exists, the Port Authority by notice to the Lessee will reinstate the permission to the Lessee to perform the Lessee’s Construction Work on all the same terms and conditions as before the suspension. “Labor troubles” will mean and include strikes, boycotts, picketing, work-stoppages, slowdowns, complaints, disputes, complaints, or any other type of labor trouble, regardless of the employer of the person involved or their employment status, if any.
(n)    No Third Party Beneficiary.    No contractor or third party shall, or shall be deemed to, have acquired any rights against the Port Authority by virtue of the execution of this Third Supplement and nothing contained herein shall operate or give to any such contractor or third party any claim or right of action against the Port Authority and its Commissioners, officers, agents and employees.
(o)    Affirmative Action, Non-Discrimination, etc.
(i)    Consistent with the Second Supplement, and without limiting any of the terms and conditions hereof, the Lessee understands and agrees that it shall put into effect prior to the commencement of the Lessee’s Construction Work an affirmative action program and MBE program and WBE program in accordance with the provisions of “Schedule E,” attached hereto and hereby made a part hereof. The provisions of the Second Supplement that relate to Schedule E including, without limitation, the applicability of Schedule E to the Lessee’s contractors and subcontractors, shall apply in the same manner and to the same extent to the Construction Work hereunder.
(ii)    In addition to and without limiting any terms and provisions hereof, the Lessee shall provide in all of its contracts and subcontracts covering the Lessee’s Construction Work, or any portion thereof, that:
(1)    The contractor shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability

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or marital status, and shall undertake or continue existing programs of affirmative action to ensure that minority group persons are afforded equal employment opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on-the-job training;
(2)    At the request of either the Port Authority or the Lessee, the contractor shall request such employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the contract with the Lessee to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will cooperate in the implementation of the contractor’s obligations hereunder;
(3)    The contractor will state, in all solicitations or advertisements for employees placed by or on behalf of the contractor in the performance of the contract, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability or marital status;
(4)    The contractor will include the provisions of subdivisions (1) through (3) of this subparagraph (o)(ii) in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with the contract;
(5)    “Contractor” as used in this subparagraph shall include each contractor and subcontractor at any tier of construction.
(p)    Port Authority Right of Inspection; No Duty to Inspect or Police.

The Port Authority shall have the right (but not the obligation), through its duly designated representatives, to inspect the Construction Work and the plans and specifications thereof, at any and all reasonable times during the progress thereof and from time to time, in its discretion, to take samples and perform testing on any part of the Construction Work.

It is hereby further understood and agreed that the Port Authority has no duty or obligation of any kind whatsoever to inspect or police the performance of the Construction Work (Partial Approval Work or otherwise) by the Lessee, and the rights granted to the Port Authority hereunder shall not create or be deemed to create such a duty or obligation. Accordingly, the fact that the General Manager has not exercised the Port Authority’s right to require the Lessee to cease its construction of all or any part of the Construction Work shall not be or be deemed to be an agreement or acknowledgment on the part of the Port Authority that the Lessee has in fact performed such portion of the Construction Work in accordance with the terms of this Third Supplement or the Construction Application nor shall such fact be or be deemed to be a waiver by the Port Authority from the requirement of compliance by the Lessee with the provisions of this Third Supplement and the Construction Application with respect to the Construction Work.

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(q)    Soil Erosion Control Measures.

The Lessee shall take all reasonable measures to prevent erosion of the soil and the blowing of sand during and arising from the performance of the Construction Work, including, but not limited to, the fencing of the Premises or portions thereof or other areas and the covering of open areas with such materials as required by the approved Storm Water Pollution Prevention Plan, NYSDEC and Port Authority permit requirements or as otherwise deemed necessary as a best management practice under the BMP Plan pursuant to the State Pollution Discharge Elimination System Permit SPDES NO. 2-6308-0019, as amended or revised.

(r)    Backfilling of Excavations.

Prior to backfilling any excavations in which the construction of utilities has been completed, the Lessee shall notify the Port Authority Resident Engineer that such excavations are ready to be backfilled. Such excavations shall not be backfilled until the Port Authority shall have documented and surveyed the line and grade of such utilities.

(s)    Studies and Reports.

The Lessee shall prior to the commencement of construction and at all times during construction submit to the Port Authority all engineering studies and inspection reports with respect to the Construction Work which have been performed by the Lessee, and samples of construction materials as may be required at any time and from time to time by the Port Authority.

(t)    Forecasts.

The Lessee shall, at the time of submitting the Comprehensive Plan to the Port Authority, submit to the Port Authority its forecasts of the number of people who will be working at various times during the T5i Project-Phase 1 at the Premises, the expected utility demands of the Premises, noise profiles and such other information as the Port Authority may require. The Lessee shall continue to submit its latest forecasts and such other information as may be required as aforesaid as the Port Authority shall from time to time and at any time request. The Port Authority acknowledges that the forecasts are estimates and may change from time to time.

(u)    General Manager’s Authority.

In the event that the Lessee shall at any time during the construction of any portion of the Construction Work, in the opinion of the General Manager of the Airport, (i) fails to comply with all of the provisions of this Third Supplement covering such work or of the Construction Application; (ii) fails to comply with any requirements, stipulations, or provisions imposed by the Port Authority in its approval of the performance of any item of Construction Work; or (ii) shall be in breach of any of the provisions of this Third Supplement covering such work, or of the Construction Application, or of any requirements, stipulations, or provisions imposed by the Port Authority in its approval of the Construction Work, the Port Authority shall have the right, acting through the General Manager to cause the Lessee to cease all or such part of the Construction Work as is being performed in violation of this Third Supplement or the Construction Application. Upon

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such written direction from the General Manager, the Lessee shall promptly cease construction of the portion of the Construction Work specified. The Lessee shall thereupon submit (1) to the Port Authority for its written approval the Lessee’s proposal for making modifications, corrections or changes in or to the Construction Work that has been or is to be performed so that the same shall comply with the provisions of this Third Supplement and the Construction Application; or (2) the dispute to the Chief Engineer of the Port Authority for final determination. The Lessee shall not commence construction of the portion of the Construction Work that has been halted until such written approval has been received or the dispute has been determined by the Chief Engineer of the Port Authority.

(v)    Authority of Port Authority’s Resident and Field Engineers.

It is hereby expressly understood and agreed that neither Port Authority field engineers nor the Resident Engineer of the Port Authority at the Airport has any authority to give any directions to the Lessee or to approve any plans and specifications of the Lessee with respect to the Construction Work, to approve the construction by the Lessee of any portion of the Construction Work or to agree to any variation by the Lessee from compliance with the terms of this Third Supplement or the Construction Application.

(w)    Relocation Work.

(i)    The Lessee understands that there may be communications and utility infrastructure located on or under the Premises which do not, and may not in the future, serve the Premises but which may be affected by the Construction Work. The Lessee agrees, if directed by the Port Authority so to do, to relocate and reinstall such communications and utility infrastructure on the Premises or off the Premises and to restore all affected areas (such work, collectively, the “Relocation Work”). The Lessee shall perform the Relocation Work subject to and in accordance with all the terms and provisions of this Paragraph, and the Relocation Work shall be and become a part of the Construction Work, it being understood, however, that the Relocation Work shall not be or become a part of the Premises. The parties acknowledge that the Relocation Work shall include, among other things, all water lines which are not part of the Non-Relocated Infrastructure (as defined in subparagraph (w)(ii), below, e.g., 16-inch water lines and 30-inch high pressure water lines, both of which shall be relocated outside the footprint of any improvement on the Premises.

(ii)    The parties also acknowledge that, as part of the Comprehensive Plan, with the Port Authority’s prior approval as part of the TCAP, the Lessee intends to leave in place and construct over certain communications and utility infrastructure located under the Premises including, by way of example, two 5kV ductbanks, one communications ductbank and a 24-inch water line within a 36-inch microtunnel sleeve (collectively, the “Non-Relocated Infrastructure”). With respect to the Non-Relocated Infrastructure, the Lessee acknowledges that paragraph (b) of Section 10 of the Lease, entitled “Care, Maintenance, Rebuilding and Repair by the Lessee”, shall apply to same inasmuch as the Lessee shall have the entire responsibility, and bear all costs and expenses, for and in connection with the Non-Relocated Infrastructure during the term of the letting under the Lease and the Port Authority shall have no obligations with respect thereto, subject only to the following limitations: the Lessee shall be responsible for any and all repair, rebuilding and maintenance in connection with the Non-Relocated Infrastructure up to a point that is five (5) feet beyond the building line, except for the 5kV ductbanks and cables as to which the Lessee’s responsibility and liability shall extend to the manholes closest to the leasehold line and except for

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the communications ductbank and cables as to which the Lessee’s responsibility shall extend to the manholes closest to the leasehold line.

As part of its responsibility for and in connection with the Non-Relocated Infrastructure, the Lessee acknowledges the following specific requirements. It shall take immediate action to rectify any damage or service interruption or cessation to or in connection with the utilities portion of the Non-Relocated Infrastructure under the footprint of the Terminal (as expanded by the T5i Project-Phase 1), and such rectifying work shall continue until all services is fully restored and operational and shall include testing and re-activation of service. In initiating and undertaking such rectifying work, the Lessee at all times shall coordinate its activities with all affected parties. All such work shall be effected with appropriate materials and labor that is compliance with all Port Authority requirements and standards and any applicable FAA standards.

(x)    Compliance with Laws, Regulations and TCAP.

Without limiting the provisions of Paragraph 4 of this Third Supplement, the Construction Work shall be performed in compliance with the provisions of Section 7 of the Lease, entitled “Rules and Regulations” and Section 6 of the Lease, entitled “Compliance with Governmental Requirements”, and in accordance with all Environmental Requirements. Without limitation as to the generality of the foregoing, the Construction Work shall comply with FAA AC 150/5370-10A Standards for specifying construction of Airports” item P-156, as applicable, and shall include a storm water pollution prevention plan which includes best management practices. The Lessee shall be solely responsible for compliance with all applicable governmental laws, ordinances, enactments, resolutions, rules and regulations and orders including, but not limited to, the filing of all documents required by, and compliance with, the Port Authority’s TCAP relating to the T5i Project-Phase 1 and Port Authority’s policy on sustainable design as set forth in the sustainable design guidelines promulgated by the Port Authority Engineering Department from time to time.

(y)    Disposition of Matter.

(i)    Subject in all events to the Environmental Requirements and Port Authority-approved Environmental Management Plan, any soil, dirt, sand or other matter (collectively, the “Matter”) excavated by the Lessee during the course of the Construction Work and not used at the Premises shall not be stored at the Premises or elsewhere at the Airport, but shall promptly be delivered by the Lessee to any location off the Airport as may be approved by the Port Authority. The Lessee shall take title to the Matter, and the entire proceeds, if any, of the sale or other disposition of the Matter shall belong to the Lessee to be used solely for the benefit of the T5i Project-Phase 1. The Port Authority has not, and shall not, make any representations or certifications to the Lessee as to the character of the Matter for disposal purposes.

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(ii)    The Lessee shall submit to the Port Authority for its approval all manifests and bills of lading and disposal certificates covering any Matter, and in addition shall prepare and submit to the Port Authority for its approval all documentation that the Lessee is required to submit to the disposal site or the Governmental Authority having jurisdiction with respect to any Matter.
(iii)    With respect specifically to Matter that is petroleum contaminated soil derived solely from the portion of the Premises on which Terminal 5 is located (“T5 Petroleum Contaminated Soil”), if any, the Port Authority shall be responsible for the incremental Tipping Fees (as described, below) incurred in connection with the T5i Project-Phase 1 Construction Work that are associated with the disposal of such T5 Petroleum Contaminated Soil, as set forth in this clause (iii), and up to the amount described in subclause (iii)(9) below. The Port Authority shall have no obligation whatsoever for all or any portion of any Tipping Fee cost or other disposal costs associated with the disposal of soil derived from any portion of the Terminal 6 Additional Premises. The Port Authority shall only be responsible for the incremental Tipping Fees incurred in connection with T5 Petroleum Contaminated Soil if, and only if, all of the following conditions precedent have been satisfied:

(1)    The Lessee shall have notified the Port Authority verbally and by electronic communication (with confirmation of receipt) to the Port Authority Resident Engineer and Principal Environmental Engineer within twenty four (24) hours after T5 Petroleum Contaminated Soil has been identified on the Premises in the course of performing the Construction Work or otherwise in connection with the T5i Project-Phase 1, such communications to be followed with a writing from the Lessee within a reasonable period of time to be no greater than five (5) calendar days;

(2)    The Port Authority shall have inspected and confirmed the T5 Petroleum Contaminated Soil finding and that such soils are not the result of a construction-related spill or release caused by Lessee, employees, agents or contractors;

(3)    The Lessee shall have obligated its agents, employees and contractors to advise the Lessee’s Director of Redevelopment verbally and by electronic communication within twelve (12) hours of such identification;

(4)    The T5 Petroleum Contaminated Soil shall have been located on the Premises due to other than an action or inaction (whether negligence, willful misconduct or otherwise) by the Lessee, its agents, employees, contractors or representatives; .

(5)    The T5 Petroleum Contaminated Soil shall be unsuitable for beneficial reuse;

(6)    The Lessee shall have previously selected and identified to the Port Authority at least two sites, approved by the Port Authority, to receive excess soils generated from the site of the T5i Project-Phase 1, in accordance with the TCAP and shall have accepted one additional alternative site, identified and approved by the Port Authority; for beneficial reuse of such excess soils. It is understood and agreed that the Lessee may use, for disposition of excess soils generated from the site of the T5i Project-Phase 1, any of the TCAP, pre-approved disposal sites or the alternative site identified by the Port Authority (each an “Approved Soil Disposal Site, and collectively, the “Approved Soil Disposal Sites”);

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(7)    The Lessee shall have delivered the Port Authority information and documentation (which may be in the form of an electronic communication), sufficient in the opinion of the Port Authority to audit the transaction, evidencing the Tipping Fee cost that would be charged to the Lessee to admit soils from the Construction Work site for beneficial reuse or treatment at such facility, it being understood that such information and documentation must include the name and location of the relevant Approved Soil Disposal Site, the specific description of material as to which the Tipping Fee cost relates, the contact information for a member of management at the relevant Approved Soil Disposal Site who is knowledgeable about Lessee’s transaction, and a copy of the applicable contract/invoice issued by the Approved Soil Disposal Site to the Lessee. The Lessee shall accompany the afore-described information and documentation with an attached written certification, signed under penalties of perjury by a responsible officer of the Lessee, as to the accuracy of all of the information and documentation so delivered to the Port Authority;

(8)    (x) The Lessee shall have provided to the Port Authority (x) documentation (which may be in the form of an electronic communication), sufficient in the opinion of the Port Authority to audit the transaction, from each Approved Soil Disposal Site listed in clause (7), immediately above, expressly stating that it rejects admission of the T5 Petroleum Contaminated Soil which is the subject of this paragraph concerning Tipping Fee costs and, in addition, the detailed, specific reason for such rejection, (y) each document described in clause (x) must be signed by the individual of such entity who has responsibility for determining whether to accept or reject soil for treatment at such facility, and (z) each said rejection must be in accordance with the acceptance criteria submitted to the Port Authority as part of the Lessee’s original request to approve the facility as an Approved Soil Disposal Site. In addition, the Lessee shall identify a proposed alternative treatment;

(9)    The rejected T5 Petroleum Contaminated Soil is ultimately treated at a treatment facility for soils that are not suitable for beneficial reuse and which treatment facility shall be approved in advance in writing by the Port Authority, it being acknowledged and agreed that the Port Authority has the right in the first instance to require the Lessee to utilize an alternate treatment facility than one proposed by the Lessee for this purpose if the alternate treatment facility desired by the Port Authority would charge less in Tipping Fees than the treatment facility proposed by the Lessee and the combined transportation cost plus Tipping Fees, i.e., the total cost to treat the T5 Petroleum Contaminated Soil, is equal to or less at the Port Authority-selected alternate facility than the total cost would be at the facility proposed by the Lessee. The “incremental Tipping Fee” shall be the difference between (A) the highest Tipping Fee charged at an Approved Soil Disposal Site, as stated among the documentation delivered by the Lessee to the Port Authority in accordance with clause (y)(iii)(7), above, and (B) the actual Tipping Fee charged for the T5 Petroleum Contaminated Soil at the treatment facility actually used, per this clause (y)(iii)(9); and

(10) Sampling of soil to be removed off the Premises in connection with the Construction Work site shall be performed in accordance with the protocol approved by the Port Authority and the Port Authority shall have been notified 24 hours in advance of any sampling to be completed for the purpose of assessing the disposition of the soil.

(z)    Specific Environmental Requirements Relating to Construction.

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(i)    Compliance with Environmental Requirements.

The Construction Work shall be performed in compliance with all Environmental Requirements, and in connection therewith the Lessee shall duly procure all applicable permits of Governmental Authorities.

Notwithstanding the foregoing, where the other terms and provisions of this Third Supplement provide requirements that are stricter than or additional to Environmental Requirements, the Construction Work shall comply with such stricter or additional requirements, and references in this Paragraph 8 to “Environmental Requirements” shall be interpreted accordingly.

Without limitation as to the foregoing, but subject to subparagraph (viii) below of this Paragraph 8(z), all Construction Work shall be performed in compliance with Permit No. GP-0-10-001, SPDES General Permit for Stormwater Discharges from Construction Activities, issued by the DEC on January 29, 2010, including without limitation the Storm Water Pollution Prevention Plan filed pursuant thereto by Lessee in connection with the Construction Work (including any extension or successor to such permit, the “JetBlue Discharge Permit”), and all such obligations and conditions of the “JFK SPDES Permit” (NY 0008109 renewal effective March 1, 2012) and the approved Best Management Plan including, but not limited to, Best Management Practice “BMP” 7 set forth therein as the same may be amended from time to time.
.
(ii)    No Exacerbation.

In the performance of the Construction Work, the Lessee shall not exacerbate the existing environmental condition of the Premises, the Airport or any natural resource including, without limitation, any groundwater or aquifer.

(iii)    Environmental Management Plan.

The Lessee shall submit to the Port Authority for its approval prior to the commencement of the Construction Work an environmental management plan setting forth in detail the Lessee’s plans for all handling, excavation, depositing, testing, screening, backfilling, removal, storage, transportation, disposal and other handling of soil and the treatment of groundwater and effluent in the performance of the Construction Work (such plan, as approved by the Port Authority, the “Environmental Management Plan”). The Construction Work shall be performed in accordance with the Environmental Management Plan.

(iv)    Remediation of Spills.
In the event that any Hazardous Substances are discovered, uncovered, exposed, spilled, released, discharged or disposed on the Airport in the performance of the Construction Work (any such event, a “Spill”), the Lessee shall immediately (w) notify the Port Authority of such Spill, (x) excavate all soil containing any such Hazardous Substances, (y) pump and treat all ground water containing any such Hazardous Substances, and (z) delineate such Spill to the satisfaction of the Port Authority. Such pumping and treatment shall continue until all such Hazardous Substances have been removed in accordance with Environmental Requirements. No

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Construction Work shall be performed in the area of such Spill until all such Hazardous Substances have been so removed. No Construction Work that would interfere or delay such Remediation shall be performed in the area of such Spill until all such Hazardous Substances have been so removed. Notwithstanding the foregoing, however, with respect to any Hazardous Substances discovered, tested or sampled in connection with the performance of the Construction Work (inclusive of excavation), such responsibility for Remediation, during construction, shall apply only with respect to such Hazardous Substances existing within each excavated area plus a five (5) foot-wide (measured from the widest extent, surface or subsurface, of the excavation) strip of land around the perimeter of the entirety of such excavated area. Responsibility for the completion of the Remediation, shall be determined in accordance with paragraph (z) herein.
(v)    Reporting to Governmental Authority.

In reporting a Spill, the Lessee shall follow all Environmental Requirements and shall direct such report to the attention of such individual at the relevant Governmental Authority as the General Manager of the Airport may require, in order to assure consistency in the environmental management of the Airport.

(vi)    Certificate of Final Disposal.

Promptly upon final disposition of any Hazardous Substance, the Lessee shall submit to the Port Authority a “Certification of Final Disposal” stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility. The format of such certification shall follow the requirements, if any, of Governmental Authorities having jurisdiction as if the Port Authority were a private organization, provided, however, that in all events the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material.

(vii)    Responsibility to Obtain NFA Status.

In all events, the Lessee shall be fully responsible for obtaining a No Further Action (“NFA”) status from the DEC with respect to all Spills reported to the DEC, and the Lessee shall complete all necessary remedial actions, monitoring and reporting necessary to obtain such NFA status. The Lessee shall be fully responsible for all costs associated with any long-term monitoring, reporting and closure activities relating to or resulting from such reported Spills both before and after the Completion Date.

(viii)    Dewatering and Discharge of Effluent.

    (a)    Dewatering and Discharge of Effluent.

The Port Authority hereby grants its permission to the Lessee to perform dewatering and discharge of effluent in connection with the Construction Work but only on the portion of the Premises that does not include the Terminal 6 Additional Premises; provided, however, that the Port Authority shall approve all dewatering plans and practices prior to any discharge, and the Lessee shall comply with all the terms and conditions of the JetBlue Discharge Permit, Long Island Well Permit and JFK SPDES Permit, where applicable, and with all additional requirements of the DEC with respect to such dewatering activities and discharge of effluent. The foregoing permission may

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be revoked by the Port Authority upon twenty-four (24) hours’ notice to the Lessee if the Lessee fails, within five (5) days after the Lessee’s receipt of notice of default from the Port Authority identifying the breach(es) of this Paragraph (z)(viii), entitled “Dewatering and Discharge of Effluent”, to cure any such breach(es).

The Lessee shall design and implement appropriate engineering practices and controls for all dewatering activities in the performance of the Construction Work to prevent contamination into the lower aquifer.

Dewatering and discharges shall be monitored and reported separately for each individual discharge point that comprises the Construction Work. Accordingly, separate monitoring systems shall be used to track dewatering and discharge activities performed in connection with the Construction Work. Upon the Port Authority’s request at any time and from time to time, the Lessee shall provide additional samples and tests relating to the dewatering system. The Lessee shall keep all documentation of all groundwater volumes treated, sampled and discharged, and shall provide all such documentation to the Port Authority.

The Lessee shall install any and all treatment items requested or required by the DEC, the General Manager of the Airport or any approved Construction Application and/or indicated by water quality sampling results. All effluent shall meet the JFK SPDES Permit limits and any additional limits prescribed by the DEC.

In the event that the projected zone of influence of the Lessee’s dewatering system is found to extend into any area outside of the Premises, the Lessee shall notify the Port Authority by submitting to the Resident Engineer for his review and approval the proposed dewatering design, which shall identify potentially affected non-pile supported structures and pavements which may be impacted by drawdown effects during dewatering operations.

In the event that the Lessee’s dewatering activities hereunder involve the use of wells, the Lessee shall, not later than ten (10) days after completion of dewatering activities and receipt of any approvals of a Governmental Authority, perform and complete a closure of all such wells in conformance with DEC requirements. The Lessee shall promptly notify both the Port Authority and the DEC of this action.

(b) Responsibility for Incremental Dewatering Costs.

Incremental Dewatering Costs shall refer to materials, equipment and labor costs incurred and paid by the Lessee and directly related to supplemental treatment (which, in accordance with subparagraph (a), above, references costs relating to supplemental treatment only on the portion of the Premises that excludes the Terminal 6 Additional Premises. The Lessee shall submit a list of materials and equipment related to supplemental treatment to the Resident Engineer for approval prior to their use. The Lessee shall also submit anticipated monthly material costs anticipated for the duration of the supplemental treatment to the Resident Engineer for approval. Incremental Labor cost shall refer to labor that is required to operate and maintain the equipment approved by the Port Authority’s Resident Engineer for supplemental treatment and which requires the operator to exceed the operating hours per shift for the operation of the dewatering system without supplemental treatment. The Lessee shall provide the operating hours of the dewatering system for each shift without supplemental treatment for the all days the system operated without

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supplemental treatment to the Resident Engineer for approval prior to operating the supplemental treatment. If the dewatering system has not operated prior to the addition to the supplemental treatment, the Lessee shall submit documentation (e.g., daily work logs) providing the operating hours for on-site construction activity. The operating hours required per shift to operate the dewatering system without supplemental treatment shall be equivalent to the longest work shift for on-site construction activity and not less than eight (8) hours per shift.

The Lessee shall submit the amount and nature of Incremental Dewatering Costs incurred by it to the Port Authority on a monthly basis. Any cost submitted to and received by the Port Authority exceeding 90 days from its date of occurrence shall not be reimbursable, or reimbursed, by the Port Authority. The Port Authority shall be responsible for fifty percent (50%) of the Incremental Dewatering Costs incurred and paid by the Lessee, as aforesaid, and the Lessee shall be responsible for the balance thereof.

(ix)    Lessee’s Environmental Professionals.

The Lessee shall designate, by written notice to the Port Authority given not later than five (5) days after the Lessee’s execution of this Third Supplement, a duly authorized representative of the Lessee (the “Lessee Environmental Representative”) who shall be responsible for the Lessee’s compliance with the JFK SPDES Permit.

Upon notice to the Lessee by the Port Authority, which may be given at any time upon any indication of non-compliance or potential non-compliance by the Lessee with the JFK SPDES Permit, JetBlue Discharge Permit or Long Island Well Permit, the Lessee shall at its own expense immediately retain under contract, independent of the Lessee’s construction contractor, a qualified environmental consultant approved by the Port Authority (the “Lessee Environmental Consultant”). The Lessee Environmental Consultant shall provide liaison with the Port Authority, and shall have the obligation to submit any and all reports, and any other requested information, directly to the Port Authority and to oversee installation, if applicable, of dewatering wells by a licensed driller, and to monitor contractor compliance with all dewatering operations. The Lessee Environmental Consultant shall at all times be an independent contractor of the Lessee. The Port Authority shall not be responsible for any act or omission or fault or neglect of the Lessee’s Environmental Consultant, nor shall the Port Authority have any liabilities or obligations of any kind to the Lessee Environmental Consultant, or any responsibility for any payments due or alleged to be due thereto.

The Lessee Environmental Representative and/or the Lessee Environmental Consultant shall promptly notify the Port Authority’s Resident Engineer of the progress of scheduled activities, including initiation of dewatering activities, and shall provide weekly updates (by facsimile) on the activities at the Premises, including the status of dewatering activities (e.g., volumes removed, condition of waters).

(x)    Lessee’s Responsibility.

In addition to and without limitation as to the following subparagraph (xi) or any other term or provision of the Lease, including this Third Supplement, the Lessee shall be solely responsible for any and all fines, penalties, assessments, or levies assessed due to deviation from or violation of the JFK SPDES Permit or of the Lessee’s authorization to discharge stormwater in

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the performance of the Construction Work during construction or of any other applicable permit, plan, authorization or permission. All design planning shall be in conformance with the requirements and conditions of the JFK SPDES Permit, JetBlue Discharge Permit, Long Island Well Permit and applicable Environmental Requirements and of any other applicable permit, plan, authorization or permission, and the Lessee shall be responsible for complete compliance therewith.

(xi)    Lessee’s Assumption of Risk.

The Lessee shall assume all risks arising out of its performance of dewatering and discharging of effluent at any portion or area of the Premises under the JFK SPDES Permit or of any other applicable permit, plan, authorization or permission and, without limitation as to the generality of any other term or provision contained in this Third Supplement, the Lessee shall indemnify, hold harmless and reimburse the Port Authority, its Commissioners, officers, employees, agents and representatives from and against (and shall reimburse the Port Authority for the Port Authority’s costs and expenses, including without limitation legal costs and expenses incurred in connection with the defense of) all claims and demands, penalties, fines, liabilities (including without limitation strict liability), settlements, attorney and consultant fees, investigation and laboratory fees, cleanup and Remediation costs, court costs and litigation expenses, damages, judgments, losses, costs and expenses including, without limitation, claims for personal injury, including death, property damage and natural resources damage, of whatsoever kind or nature and whether known or unknown, contingent or otherwise, just or unjust, groundless or foreseeable or otherwise arising or alleged to arise out of, or in any way related to the Lessee’s performance of dewatering or any discharging at any portion of the Premises or the Airport or the use of the JFK SPDES Permit by the Lessee or of any other applicable permit, plan, authorization or permission. If so directed, the Lessee shall at its own expense defend any suit based upon the foregoing, and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.

(aa)    Completion.

(1)    Certifications and Inspection. When the Construction Work is substantially completed and ready for use, the Lessee shall advise the Port Authority to such effect and shall deliver to the Port Authority: [a] a certificate signed by an authorized officer of the Lessee certifying that the Construction Work has been constructed in accordance with the approved plans and specifications and the provisions of this Third Supplement and in compliance with all applicable law; [b] a certificate signed and sealed on behalf of the Project Engineer by a New York State licensed architect on its staff certifying that the approved plans and specifications are in compliance with all applicable law; and [c] a certificate signed and sealed on behalf of the Project Engineer by a New York State licensed engineer on its staff certifying that the Construction Work has been constructed in accordance with the approved plans and specifications. Thereafter, the Port Authority shall promptly commence inspection of the Construction Work and if the same has been completed as certified by the Lessee and on behalf of the Project Engineer by a licensed architect or engineer on its staff, a certificate to such effect shall be delivered to the Lessee, subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee. Subject to the subparagraph

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of this Section, entitled “Partial Completion”, the Lessee shall not use or permit the use of the Construction Work or any portion thereof for the purposes set forth in this Third Supplement until such certificate is received from the Port Authority.

(2)    As-Builts.    The Lessee agrees that it shall deliver to the Port Authority upon completion of the T5i Project-Phase 1 two (2) sets of “as built” drawings of the Construction Work in an electronic CADD data file in a format to be designated by the Port Authority, all of which shall conform to the specifications of the Port Authority (the receipt of a copy of said specifications prior to the execution of this Third Supplement being hereby acknowledged by the Lessee), together with two (2) complete hard copies of such drawings, all engineering reports, engineering analysis, boring logs, survey information and engineering design calculations and operation and maintenance manuals in a comprehensive, coordinated package. The Lessee shall during the term of this Third Supplement maintain, and provide to the Port Authority upon request, a set of current Construction Documents showing thereon any changes or modifications which have been made.

(bb)    Partial Completion.

Notwithstanding the provisions of the foregoing Paragraph (aa), entitled “Completion”, when a discrete, integral and material portion of the Construction Work is substantially completed or is properly usable, the Lessee may advise the Port Authority to such effect and may deliver to the Port Authority: [a] a certificate signed by an authorized officer of the Lessee certifying that such portion of the Construction Work has been constructed in accordance with the approved plans and specifications and the provisions of this Third Supplement and in compliance with all applicable law; [b] a certificate signed and sealed on behalf of the Project Engineer by a New York State licensed architect on its staff certifying that the approved plans and specifications are in compliance with all applicable laws; and [c] a certificate signed and sealed on behalf of the Project Engineer by a New York State licensed engineer on its staff certifying that such portion of the Construction Work has been constructed in accordance with the approved plans and specifications. The Lessee shall also certify that such portion of the Construction Work can be properly used even though the Construction Work has not been completed and that the Lessee desires such use. The Port Authority may permit the Lessee to use such portion for the purpose set forth in this Third Supplement taking into consideration that one purpose of the construction staging and scheduling is to permit the continuous operation of the Premises as an air terminal facility and to minimize disruption to passengers, tenant airlines and concessionaires while proceeding as promptly as possible to completion of the construction of T5i Project-Phase 1. Accordingly, the Port Authority shall take into consideration the said purpose in reviewing any request by the Lessee for the issuance of a certificate to the Lessee with respect to each discrete, integral and material portion of the Construction Work permitting the Lessee to use such portion thereof for the purposes set forth in this Third Supplement. In the event the Port Authority issues such certificate, the Lessee may use such discrete, integral and material portion subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee, and subject to the risks as set forth above in the paragraph relating to Partial Approval Work.

(cc)    Audit by Port Authority.

In addition to and without limiting any other term or provision of this Third Supplement, the Port Authority shall have the right from time to time and at any time by its agents,

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employees and representatives to audit and inspect during regular business hours the books, records and other data of the Lessee and its General Contractor relating to the costs of the Construction Work for T5i Project-Phase 1, or any other portion thereof, and any and all invoices covering or relating to the Construction Work, or any portion thereof; it being understood that the Port Authority shall not be bound by any prior audit connected with it. The Lessee agrees to keep such books, records and other data within the Port of New York District.

(ee)    Environmental Costs Generally.

The Lessee shall be solely and fully responsible for the performance, payment and costs of any and all of the Remediation for or in connection with T5i Project-Phase 1, including all of such that relate to the Terminal 6 Additional Premises, except as expressly provided to the contrary in Paragraph (y), above, concerning the Port Authority’s responsibility for certain incremental Tipping Fees associated with T5 Petroleum Contaminated Soil, if any, and/or Port Authority approved Incremental Dewatering Costs, if any, and except as may be expressly provided to the contrary in the Lease, as amended (inclusive of those provisions of Lease No. AYD-265 which survived the expiration thereof), or as otherwise expressly provided in this Third Supplement.

(ff)    Certain Definitions.

In this Paragraph 8, defined terms that may have been used as defined terms also under the Lease, First Supplement or Second Supplement, e.g., “Comprehensive Plan”, “Construction Work”, “Completion Date” and “Construction Application” shall refer only to the T5i Project-Phase 1. Other defined terms, e.g., “Hazardous Substances”, “Environmental Requirement” and “DEC” shall have the meaning ascribed to them in the Lease, as amended.

9.    Supplements to Exhibit 56.1 of the Lease.

Exhibit 56.1 to the Lease, entitled “Initial Post Construction Baseline Investigation”, shall be supplemented in acknowledgement of the completion of reports after the execution of the Lease. Accordingly, the following documents, attached hereto, shall be added to Exhibit 56 and incorporated by reference to the Lease: (a) the “Terminal 5 Initial Post Construction Baseline Investigation Report”, November 2009, prepared for the Lessee by LiRo Engineers, Inc. (referred to and marked as “Exhibit 56.1A”); and (b) “John F. Kennedy International Airport Terminal 5, DEC Spill No. 9010043, Remedial Action WorkPlan, June 2001” (referred to and marked as “Exhibit 56.1B”).

10    .Amendment to Paragraph 12(l) of the Second Supplement.

(a)     New Spill (“Spill 1114383”)

The parties acknowledge that, subsequent to the effective date of the Second Supplement, (i) during completion of the Parcel T Termination Baseline, contamination was discovered by the Lessee at the Terminal 6 Additional Premises that was reported to the DEC and assigned the number Spill 1114383, and (ii) during completion of hydrant fueling system closure work, further contamination was discovered by the Port Authority at the Terminal 6 Additional Premises that was also reported to the DEC, and added to the number Spill 1114383. Any obligations

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of the Lessee’s with respect to the Remediation of Spill 1114383 are as set forth in the Lease, as amended, but all such obligations shall be completed on or before the Completion Date, except only for such ongoing monitoring for natural attenuation, and any other remediation work expressly permitted to take place after the Completion Date, as is described in an environmental Remediation action work plan approved in writing by the Port Authority and authorized by the DEC. All obligations which are those of the Lessee under the Lease would also include responsibility to obtain a NFA status with respect to such Spill 1114383 and responsibility for all costs associated with any ongoing and/or long-term monitoring, reporting and closure activities relating to or resulting from such spill, both before and after the Completion Date. The obtaining of a NFA status would include the completion of all necessary remedial actions, monitoring and reporting necessary to obtain such NFA status.

(b)    Subsequent to the execution of the Second Supplement, the parties acknowledge that the Port Authority closed the hydrant fueling system at the Terminal 6 Additional Premises. In connection with such closure, reference is made to paragraph 12(l) of the Second Supplement and, specifically, the Exit Baseline Environmental Site Assessment for Parcel T. The parties agree that the “Hydrant Fueling System Closure Report, Terminal 6 John F. Kennedy International Airport, June 2012”, prepared by Arcadis U.S., attached hereto and incorporated by reference herein, shall be deemed added to the Exit Baseline Environmental Site Assessment for Parcel T.

(c)    Without modifying any obligations the parties may have under the Lease as of the Effective Date to undertake exit baselines or perform Remediation, the parties intend that in the event that after the Effective Date the Non-Buildout Take Back Parcel or the TH Hardstand Area is recaptured by the Port Authority from the Lessee as contemplated hereunder, and/or either of such parcels is thereafter re-transferred to the Lessee so as to be re-included as part of the Premises as contemplated hereunder, the party whose occupancy of the subject parcel is being terminated shall conduct a collection of sub-surface investigative data (which would include, without limitation, groundwater and soil samples) at the subject parcel as of the date of recapture or re-transfer, as the case may be. The results of such collection shall promptly be shared with the party which is taking occupancy of the subject parcel. The foregoing obligation to conduct a collection of sub-surface investigative data shall not apply with respect to the MTA Parcel.

11.    Surrender of Parcel MTA from the Terminal 6 Additional Premises; Substitution of Exhibit AA.

(a)    Effective May 30, 2012 (for purposes of this paragraph being called the “Parcel MTA Surrender Date”), the Lessee shall and be deemed to have granted, bargained, sold, surrendered and yielded up and by these presents have granted, bargained, sold, surrendered and yielded up unto the Port Authority, its successors and assigns, forever, its rights in Parcel MTA and the term of years with respect thereto under the Lease as amended herein yet to come and shall and be deemed to have given, granted, surrendered and by these presents does give, grant and surrender to the Port Authority, its successors and assigns, all the rights, rights of renewal, licenses, privileges and options of the Lessee granted by the Lease as amended herein with respect to Parcel MTA, all to the intent and purpose that the said Terminal 6 Additional Premises Term under the Lease as amended herein and the said rights of renewal, licenses, privileges and options may be wholly merged, extinguished and determined on the Parcel MTA Surrender Date, with the same force and effect as if the said Terminal 6 Additional Premises Term were in and by the provisions of the Lease, as amended herein, originally fixed to expire on the Parcel MTA Surrender Date with respect to

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Parcel MTA, but the Lease and the letting thereunder, as amended herein, shall continue in full force and effect as to the remainder of the Premises under the Lease as amended herein and in accordance with all the terms and provisions thereof,

        (b)     The Lessee hereby covenants on behalf of itself, its successors and assigns that (x) it has not done or suffered and will not do or suffer anything whereby Parcel MTA or the Lessee’s leasehold therein, has been or shall be encumbered as of the Parcel MTA Surrender Date in any way whatsoever; (y) the Lessee is and will remain until the Parcel MTA Surrender Date the sole and absolute owner of the leasehold estate in Parcel MTA and of the rights, rights of renewal, licenses, privileges and options granted by the Lease as amended herein with respect thereto and that the same are and will remain until the Parcel MTA Surrender Date free and clear of all liens and encumbrances of whatsoever nature; and (z) the Lessee has full right and power to make this agreement.

    (c)     All promises, covenants, agreements and obligations of the Lessee with respect to Parcel MTA which under the provisions thereof would have matured upon the date originally fixed in the Lease for the expiration of the Terminal 6 Additional Premises Term, or upon the termination of the letting of the Terminal 6 Additional Premises under the Lease prior to the said date, or within a stated period after expiration or termination shall, notwithstanding such provisions, mature upon the Parcel MTA Surrender Date.

(d)      As of the Parcel MTA Surrender Date, the Lessee shall and shall have released and discharged and does by these presents release and discharge the Port Authority from any and all obligations on the part of the Port Authority to be performed under the Lease as amended herein with respect to Parcel MTA from and after the Parcel MTA Surrender Date. The Port Authority does by these presents release and discharge the Lessee from any and all obligations on the part of the Lessee to be performed under the Lease as amended herein with respect to Parcel MTA for that portion of the Terminal 6 Additional Premises Term subsequent to the Parcel MTA Surrender Date; it being understood that nothing herein contained shall release, relieve or discharge the Lessee from any liability for rentals or for other charges that may be due or become due to the Port Authority for any period or periods prior to the Parcel MTA Surrender Date, or for breach of any other obligation on the Lessee’s part to be performed under the Lease as amended herein for or during such period or periods or maturing pursuant to the foregoing paragraph, nor shall anything herein be deemed to release the Lessee from any liability for rentals or other charges that may be due or become due to the Port Authority for any other portion of the Terminal 6 Additional Premises or for breach of any other obligation on the Lessee’s part to be performed under the Lease as amended herein.

(e)     The Lessee hereby agrees that it was obligated to terminate its occupancy of Parcel MTA and to deliver actual, physical possession of Parcel MTA to the Port Authority, on or before the Parcel MTA Surrender Date, in the condition required by the Lease upon surrender. The Lessee further agrees that it was obligated to remove all of the Lessee’s personal property from Parcel MTA prior to the Parcel MTA Surrender Date, and all the terms and conditions of Section 29 of the Lease with respect to termination of the letting shall apply to any of the Lessee’s personal property not so removed.

(f)     The Lessee hereby acknowledges that each and every term, provision and condition of the Lease as amended herein shall continue to apply to the Premises (including without limitation the Terminal 6 Additional Premises) remaining after the termination of Parcel MTA.

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(g)From and after the day immediately following the Parcel MTA Surrender Date, in accordance with Paragraph 9 of Supplement 2, and providing the Lessee has fully vacated such area, the Lessee shall be entitled to an abatement of the Terminal 6 Basic Rental set forth in Paragraph 6 of the Second Supplement (as adjusted in accordance with Paragraph 7 of the Second Supplement) for the entirety of Parcel MTA on a per square foot basis. The right of abatement shall be subject to paragraph (i), below, of this Paragraph.

(h)    Exhibit AA, attached to the Second Supplement, shall be deemed deleted as of the Parcel MTA Surrender Date and shall be substituted with a new Exhibit AA, attached to the Third Supplement and hereby made a part hereof.

(i)    In the event the Port Authority and the Lessee hereinafter enter into written agreements to modify the Lease in order to implement T5i Project-Phase 2, and, if agreed upon, T5i Project-Phase 3, such agreement(s) shall provide for the re-inclusion, as part of the Premises under the Lease, of Parcel MTA, in connection with T5i Project-Phase 2 or T5i Project-Phase 3, as applicable, unless the parties agree otherwise. The terms and conditions of such re-inclusion shall be memorialized in said written agreement(s), as applicable. The parties acknowledge that they will need to work cooperatively so as to give the Metropolitan Transportation Authority adequate notice of the proposed re-inclusion. Terminal 6 Basic Rental shall be due with respect to the area represented by Parcel MTA in the event it is re-included in the Premises.

12.    Amendments to Section 43

Effective as of the T5i Project-Phase 1 DBO, paragraphs (a)(5), (a)(6), (c)(ii), (d) and (g)(1) of Section 43 of the Lease, entitled “Additional Rights of Termination of the Port Authority as to Portions of the Premises”, shall be amended as follows:

(a)    Paragraphs (a)(4), (a)(5), and (a)(6) shall be deleted and in lieu thereof the following is inserted in Paragraph (a): “(4)for the fourth full calendar year occurring after the First Commencement Period and each and every calendar year thereafter the Lessee’s Commencement Basic Schedule shall mean the Revenue Seats Daily Average for the third calendar year occurring after the Completion Date.”

(b)    Paragraph (c) shall be revised to read as follows:

“(c)     If as of the first January 1st occurring after the First Commencement Period, and as of the January 1st of each succeeding calendar year (i) the Lessee’s Basic Schedule for the immediately preceding calendar year for the Airport is less than seventy-five percent (75%) of the Lessee’s Commencement Basic Schedule for such year or (ii) because of reasons beyond the control of the Lessee the Lessee’s Basic Schedule for the immediately preceding three calendar years is less than seventy-five percent (75%) of the Lessee’s Commencement Basic Schedule, then in either of such events set forth in the foregoing clauses (i) and (ii) and in addition to and without limiting each and every other right the Port Authority has under this Agreement or otherwise, the Port Authority shall have additional rights exercisable

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at its sole option, upon six (6) months written notice to the Lessee, (i) to require the Lessee (and the Lessee hereby agrees) to make available Accommodations at the Premises as directed by the Port Authority in the amount and to the extent set forth in paragraph (g) hereof to Aircraft Operators (each a “Section 43 Notice to Provide Accommodations”); or (ii) to terminate the letting under the Lease as to such number of Gates and all Gate Related Premises applicable thereto (each a “Section 43 Gate Termination Notice”) set forth in paragraph (g) hereof; or (iii) to serve both a Section 43 Notice to Provide Accommodations and a Section 43 Gate Termination Notice as to any combination of the Gates (and all Gate Related Premises applicable thereto) ) set forth in paragraph (g) hereof.”

(c)    Paragraph (d)(1) shall be revised to read as follows:

“(d)    Accommodations:

(1)    The Lessee’s obligation under this Section 43 to provide Accommodations to Scheduled Aircraft Operators shall be effective on the date set forth in each Section 43 Notice to Provide Accommodations from the Port Authority to such effect, as aforesaid. Upon such Section 43 Notice to Provide Accommodations the Lessee shall use its best efforts to secure an arrangement with a Scheduled Aircraft Operator as directed by the Port Authority for Accommodations in the Premises and shall in good faith negotiate with any such Scheduled Aircraft Operator as the Port Authority shall direct for Accommodations in the Premises, all in accordance herewith. With respect to each Section 43 Notice to Provide Accommodations served on the Lessee by the Port Authority, the Lessee shall make such Accommodations, as specified in the Section 43 Notice to Provide Accommodations, available from time to time during the entire period commencing on the effective date set forth in the aforesaid Section 43 Notice to Provide Accommodations and ending when the Lessee’s Basic Schedule for a calendar year, determined in accordance with the foregoing shall have been seventy-five percent (75%) or more of the Lessee’s Commencement Basic Schedule (a “Period of Underutilization”).”

(d)    Paragraph (g)(1) shall be revised to read as follows:

“(g)

(1)     Column A            Column B

Percentage of the Lessee’s         Number of Gate Positions the Port
Basic Schedule Compared to        Authority May Require
    Lessee’s Commencement         Accommodations at the Premises
Basic Schedule            and/or May Terminate from the
Premises

74%                         8
66%                         10
59%                        12
51%                        14
43%                        17

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35%                        19
27%                        21
19%                        23
10%                        26
0%                        29”

13.    Potential Eligibility of Ramp Area Improvement Work for PFC’s

The following shall apply with respect to the Lessee’s capital investment of no less than $8,000,000.00 to complete the T5-T7 Ramp Improvement Work. The location at which the T5-T7 Ramp Improvement Work takes place shall be referred to as the “T5-T7 Ramp Improvement Site”.

(a)    Notwithstanding the Lessee’s obligation to make the capital investment and complete the T5-T7 Ramp Improvement Work, the Port Authority may decide in its sole and absolute discretion to submit an application to the Federal Aviation Administration (“FAA”) to obtain approval to apply PFC funds in connection with PFC-eligible construction work performed by the Lessee as part of the T5-T7 Ramp Improvement Work, it being understood that the same shall exclude, in all events, the following:

(i) any non-PFC eligible financing cost component of such work;

(ii) any costs and expenses associated with Remediation of Hazardous Substances and other environmental-related liabilities and obligations for which the Lessee is responsible under the Lease or otherwise;

(iii) any improvement at the Airport which was PFC-funded and as to which the useful life has not expired; and

(iv) any component of construction work that is performed on or at any portion of the Premises other than the Terminal 6 Additional Premises.

The foregoing exclusion from any PFC application of the Port Authority and any PFC funds received in connection with such application includes therefore, without limitation, (x) all costs and expenses associated with closing open spills at the location of, or in order to complete, the T5-T7 Ramp Improvement Work and (y) all other Remediation which is occasioned by, arises out of, or relates to the T5-T7 Ramp Improvement Work, whether above-ground or below-ground.

(b)    PFC-eligible construction work performed by the Lessee at the T5-T7 Ramp Improvement Site in connection with the T5-T7 Ramp Improvement Work that may be funded by PFCs if applied for, and if FAA-approved to be paid or reimbursed through PFCs, shall be called “Eligible PFC Construction Work”. In this connection, the Lessee acknowledges that, as of the date of this Third Supplement, there are other projects at Port Authority facilities as to which PFC funding has previously been deemed eligible and which have received approval from the FAA and, subsequent to this Third Supplement but prior to the time of completion of any Eligible PFC Construction Work, there likely shall be other projects at Port Authority facilities as to which PFC funding is deemed eligible and which are submitted by the Port Authority for approval from the FAA. The Port Authority shall determine the appropriate amount to reimburse the Lessee for any Eligible PFC Construction Work in its sole and absolute discretion.

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(c)    Without limiting the generality of the foregoing paragraph and the sole and absolute discretion that may be exercised by the Port Authority in connection with any application for PFC funds for any portion of the Eligible PFC Construction Work, as a condition precedent to any reimbursement whatever to the Lessee of the Eligible PFC Construction Work through the application of PFC funds, the Lessee shall be obligated to first submit to the Port Authority a report and request for reimbursement of expenditures related to Eligible PFC Construction Work, inclusive of such back-up documentation and detail as shall be acceptable to the Port Authority.

The following shall apply with regard to the back-up documentation and detail referred to in the preceding paragraph. In each case, amounts and payments shall be evidenced by certificates of a responsible fiscal officer of the Lessee, sworn to before a notary public and delivered to the Port Authority, which certificates shall (i) set forth, in reasonable detail and in appropriate format as may be required, in the judgment of the Port Authority, for PFC purposes, the amounts paid to specified independent contractors, the payments made to other specified persons and the other expenses incurred by the Lessee, which have not previously been reported in certificates delivered to the Port Authority, (ii) have attached thereto reproduction copies or duplicates originals of the invoices of such independent contractors and other persons acknowledging the receipt by them of such amounts and payments, and (iii) certify that the amounts and payments therein set forth constitute the Lessee’s capital investment arising out of the performance of the T5-T7 Ramp Improvement Work. The Lessee shall keep a separate accounting of the Lessee’s T5-T7 Ramp Improvement Work capital investment which accounting shall be kept at all times within the Port of New York District for a period of two (2) years after the final costs of all the construction work have been submitted by the Lessee to the Port Authority or the end of the term of the letting, whichever is later, and shall be subject to the audit and inspection of the Port Authority, its representatives and employees.

(d)    The Lessee expressly agrees that it shall not, directly or through a third party, request Port Authority financing or other funding from the Port Authority (whether in the form of construction reimbursement, loans, rent offsets, rent credits, or otherwise) for any portion of the Construction Work, including, without limitation, the T5-T7 Ramp Improvement Work, and the Port Authority shall not be obligated to consider, respond to, negotiate with Lessee as to, or seek approval of its Board of Commissioners in connection with, any such request; provided, however, the Port Authority acknowledges the existence of a letter, dated February 9, 2010, to the Lessee, signed by the New York City Economic Development Corporation and the Port Authority, generally concerning the option of financing the Lessee’s “project to expand Terminal 5 and/or redevelopment of Terminal 6” through either or both of the New York City Industrial Development Agency or the Port Authority contingent upon the Lessee satisfying the several conditions precedent stated in such letter and nothing in this Third Supplement constitutes a modification of such letter.

It is expressly understood and agreed by the Lessee that the sole source of reimbursement by the Port Authority for any costs and expenses incurred by it for any portion of the T5-T7 Ramp Improvement Work shall be from PFC funds, and only if and to the extent the Port Authority seeks such PFC funds and to the extent the same is approved by the FAA. Further, the Lessee expressly agrees that it is obligated to perform and complete the T5-T7 Ramp Improvement Work in a timely and diligent manner in accordance with the Lease, as amended by this Third Supplement, at its sole cost and expense, regardless of when or whether the Port Authority submits

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an application for PFC Funds as described in this Paragraph and regardless of when or whether the FAA determines whether or not there is any Eligible PFC Construction Work.

14.    Amendment to Section 92 of the Lease

Section 92 of the Lease, entitled “Security Agreements”, shall be amended to revise the definition of Maximum Security Amount in paragraph (c)(1)(ii) thereof to provide as follows:

“(ii)    “Maximum Security Amount” shall mean with respect to each calendar year, an amount equal to the quotient obtained by dividing the sum of the following rentals payable during such calendar year (after taking into account all abatements and credits applicable thereto for such calendar year) by the whole number 6:

(aa)    First Ground Rental,

(bb)    Second Ground Rental,

(cc)    Third Ground Rental,

(dd)    Fourth Ground Rental,

(ee)    Temporary Facility Ground Rental,

(ff)    First Enplanement Rental,

(gg)    Second Enplanement Rental,

(hh)    First Additional Rental,

(ii)    Third Additional Rental,

(jj)    Fourth Additional Rental,

(kk)    Fifth Additional Rental,

(ll)    T6 Basic Rental, and

(mm)    T5 Facility Rental

as the same, solely for the purpose of determining the Maximum Security Amount, may be estimated prospectively for any calendar year by the Port Authority based upon any reasonable basis as shall be determined by the Port Authority.”

15.    Expiration or Termination of TAA Letter Agreement.    The TAA Letter Agreement shall terminate contemporaneously with the full execution, and effectiveness, of this Third Supplement, it being understood and agreed that any and all obligations and liabilities of the Lessee

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which accrued during the term of such TAA Letter Agreement shall survive the expiration or termination of such agreement.

16.    Governing Law.    This Third Supplement and any claim, controversy or dispute arising under or related to this Third Supplement, the Lease and the letting thereunder shall be governed by, and be construed in accordance with, the laws of the State of New York applicable to contracts made, and to be performed solely within, such state, without regard to choice of law principles.

17    Brokers’ Commissions. Each party represents and warrants that to the other party that no broker has been concerned in the negotiation of this Third Supplement and that there is no broker who is or may be entitled to be paid a commission in connection therewith. Each party shall indemnify and save harmless the other party of and from all claims for commissions or brokerage fees made by any and all persons, firms or corporations whatsoever for services provided to the indemnifying party in connection with the negotiation or execution of this Third Supplement.

18    .Personal Liability. No Commissioner (as applicable), officer, director, agent, representative or employee of any party to this Third Supplement shall be charged personally, or held contractually liable by or to any other party, under any term or provision of this Third Supplement, or because of its or their execution or attempted execution, or because of any breach or attempted or alleged breach thereof.

19    .Lease in Full Force and Effect. As hereby amended, all of the terms, provisions, covenants and conditions of the Lease are incorporated herein by reference and shall continue in full force and effect.

20.    Entire Agreement; Amendment. This Third Supplement, together with the Lease (to which it is supplementary), constitutes the entire agreement between the Port Authority and the Lessee on the subject matter, and may not be changed, modified, discharged or extended, except by instrument in writing duly executed on behalf of both the Port Authority and the Lessee. The Lessee agrees that no representations or warranties shall be binding upon the Port Authority, unless expressed in writing in the Lease or this Third Supplement.

This Third Supplement consists of pages 1 to 56 and contains the following exhibits and schedules:

Exhibit AA
Exhibit TH
Exhibit GG
Exhibit MTA
Exhibit 56.1A
Exhibit 56.1B
Schedule A
Schedule E – Affirmative Action-Equal Opportunity-Minority Business Enterprises-Women-Owned Business Enterprises Requirements

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IN WITNESS WHEREOF, the Port Authority and the Lessee have executed these presents as of the date first above written.

ATTEST:                        THE PORT AUTHORITY OF NEW
YORK AND NEW JERSEY

/s/ LINDA C. HANDEL     By: /s/ DAVID KAGAN
Deputy Secretary, PANYNJ
Name:      DAVID KAGAN
Title: Assistant Director

ATTEST:                        JETBLUE AIRWAYS CORPORATION

/s/ KEVIN J. COSTELLO     By: /s/ RICHARD J. SMYTH
Director, Properties & Airport Affairs

Name: RICHARD J. SMYTH

Title: VP, Corporate Real Estate

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SCHEDULE E

AFFIRMATIVE ACTION-EQUAL OPPORTUNITY---MINORITY BUSINESS
ENTERPRISES ---WOMEN-OWNED BUSINESS ENTERPRISES REQUIREMENTS

PART I.    Affirmative Action Guidelines - Equal Employment Opportunity

I.    As a matter of policy the Port Authority hereby requires the Lessee and the Lessee shall require the Contractor, as hereinafter defined, to comply with the provisions set forth hereinafter in this Schedule E in connection with Port Authority Agreement No. AYD-350 (herein called the “Lease”) with JetBlue Airways Corporation (herein and in the Lease called the “Lessee”). The provisions set forth in this Part I are similar to the conditions for bidding on federal government contract adopted by the Office of Federal Contract Compliance and effective May 8, 1978.

The Lessee as well as each bidder, contractor and subcontractor of the Lessee and each subcontractor of a contractor at any tier of construction (herein collectively referred to as the “Contractor") must fully comply with the following conditions set forth herein as to each construction trade to be used on the construction work or any portion thereof (said conditions being herein called "Bid Conditions"). The Lessee hereby commits itself to the goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions. The Lessee shall likewise require the Contractor to commit itself to the said goals for minority and female utilization set forth below and all other requirements, terms and conditions of the Bid Conditions by submitting a properly signed bid.

II.    The Lessee and the Contractor shall each appoint an executive of its company to assume the responsibility for the implementation of the requirements, terms and conditions of the following Bid Conditions:

(a)    The goals for minority and female participation expressed in percentage terms for the Contractor's aggregate workforce in each trade on all construction work are as follows:

(1)    Minority participation

Minority, except laborers        30%
Minority, laborers            40%

(2)    Female participation
Female, except laborers        6.9%
Female, laborers            6.9%

These goals are applicable to all the Contractor's construction work performed in and for the Premises.

The Contractor's specific affirmative action obligations required herein of minority and female employment and training must be substantially uniform throughout the

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length of the contract, and in each trade, and the Contractor shall make good faith efforts to employ minorities and women evenly on each of its projects. The transfer of minority or female employees or trainees from contractor to contractor or from project to project for the sole purpose of meeting the Contractor's goals shall be a violation of the contract. Compliance with the goals will be measured against the total work hours performed.

(b)    The Contractor shall provide written notification to the Lessee and the Lessee shall provide written notification to the Port Authority’s Aviation Department and Office of Diversity and Civil Rights within 10 working days of award of any construction subcontract in excess of $10,000 at any tier for construction work. The notification shall list the name, address and telephone number of the subcontractor; employer identification number; estimated starting and completion dates of the subcontract; and the geographical area in which the subcontract is to be performed.

(c)    As used in these specifications:

(1)    "Employer identification number" means the Federal Social Security number used on the Employer's Quarterly Federal Tax Return, U.S. Treasury Department Form 941:

(2)    "Minority" includes:

(i)    Black (all persons having origins in any of the Black African racial groups not of Hispanic origin);

(ii)    Hispanic (all persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American culture or origin, regardless of race);

(iii)    Asian and Pacific Islander (all persons having origins in any of the original peoples of the Far East, Southeast Asia, the Indian Subcontinent, or the Pacific Islands); and

(iv)    American Indian or Alaskan Native (all persons having origins in any of the original peoples of North America and maintaining identifiable tribal affiliations through membership and participation or community identification).

(d)    Whenever the Contractor, or any subcontractor at any tier, subcontracts a portion of the construction work involving any construction trade, it shall physically include in each subcontract in excess of $10,000 those provisions which include the applicable goals for minority and female participation.

(e)    The Contractor shall implement the specific affirmative action standards provided in subparagraphs (1) through (16) of Paragraph (h) hereof. The goals set forth above are expressed as percentages of the total hours of employment and training of minority and female utilization the Contractor should reasonably be able to achieve in each construction trade in which it has employees in the Premises. The Contractor is expected to make substantially uniform progress toward its goals in each craft during the period specified.

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(f)    Neither the provisions of any collective bargaining agreement, nor the failure by a union with whom the Contractor has a collective bargaining agreement, to refer either minorities or women shall excuse the Contractor's obligations hereunder.

(g)    In order for the nonworking training hours of apprentices and trainees to be counted in meeting the goals, such apprentices and trainees must be employed by the Contractor during the training period, and the Contractor must have made a commitment to employ the apprentices and trainees at the completion of their training subject to the availability of employment opportunities. Trainees must be trained pursuant to training programs approved by the U.S. Department of Labor.

(h)    The Contractor shall take specific affirmative actions to ensure equal employment opportunity ("EEO").

The evaluation of the Contractor's compliance with these provisions shall be based upon its good faith efforts to achieve maximum results from its actions. The Contractor shall document these efforts fully, and shall implement affirmative action steps at least as extensive as the following:

(1)    Ensure and maintain a working environment free of harassment, intimidation, and coercion at all sites, and in all facilities at which the Contractor's employees are assigned to work. The Contractor, where possible, will assign two or more women to each phase of the construction project. The Contractor shall specifically ensure that all foremen, superintendents, and other supervisory personnel at the Premises are aware of and carry out the Contractor's obligation to maintain such a working environment, with specific attention to minority or female individuals working at the Premises.

        (2)    Establish and maintain a current list of minority and female recruitment sources, provide written notification to minority and female recruitment sources and to community organizations when the Contractor or its unions have employment opportunities available, and maintain a record of the organizations' responses.

(3)    Maintain a current file of the names, addresses and telephone numbers of each minority and female off-the-street applicant and minority or female referral from a union, a recruitment source or community organization and of what action was taken with respect to each such individual. If such individual was sent to the union hiring hall for referral and was not referred back to the Contractor by the union or, if referred, not employed by the Contractor, this shall be documented in the file with the reason therefor, along with whatever additional actions the Contractor may have taken.

(4)    Provide immediate written notification to the Lessee when the union or unions with which the Contractor has a collective bargaining agreement has not referred to the Contractor a minority person or woman sent by the Contractor, or when the Contractor has other information that the union referral process has impeded the Contractor's efforts to meet its obligations.

(5)    Develop on-the-job training opportunities and/or participate in training programs for the area which expressly include minorities and women, including upgrading

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programs and apprenticeship and training programs relevant to the Contractor's employment needs, especially those programs funded or approved by the Department of Labor. The Contractor shall provide notice of these programs to the sources compiled under subparagraph (2) above.

(6)    Disseminate the Contractor's EEO Policy by providing notice of the policy to unions and training programs and requesting their cooperation in assisting the Contractor in meeting its EEO obligations; by including it in any policy manual and collective bargaining agreement; by publicizing it in the Contractor's newspaper, annual report, etc.; by specific review of the policy with all management personnel and with all minority and female employees at least once a year; and by posting the Contractor's EEO policy on bulletin boards accessible to all employees at each location where construction work is performed.

(7)    Review, at least every six months the Contractor's EEO policy and affirmative action obligations hereunder with all employees having any responsibility for hiring, assignment, layoff, termination or other employment decision including specific review of these items with on-terminal supervisory personnel such as Superintendents, General Foremen, etc., prior to the initiation of construction work at the Premises. A written record shall be made and maintained identifying the time and place of these meetings, persons attending, subject matter discussed, and disposition of the subject matter.

(8)    Disseminate the Contractor's EEO policy externally by including it in any advertising in the news media, specifically including minority and female news media, and providing written notification to and discussing the Contractor's EEO policy with other Contractors and Subcontractors with whom the Contractor does or anticipates doing business.

(9)    Direct its recruitment efforts, both oral and written, to minority, female and community organizations, to schools with minority and female students and to minority and female recruitment and training organizations and to State-certified minority referral agencies serving the Contractor's recruitment area and employment needs. Not later than one month prior to the date for the acceptance of applications for apprenticeship or other training by any recruitment source, the Contractor shall send written notification to organizations such as the above, describing the openings, screening procedures, and tests to be used in the selection process.

(10)    Encourage present minority and female employees to recruit other minority persons and women and, where reasonable, provide after school, summer and vacation employment to minority and female youth both on the Premises and in areas of a Contractor's workforce.

(11)    Tests and other selecting requirements shall comply with 41 CFR Part 60-3.

(12)    Conduct, at least every six months, an inventory and evaluation of all minority and female personnel for promotional opportunities and encourage these employees to seek or to prepare for, through appropriate training, etc., such opportunities.

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(13)    Ensure that seniority practices, job classifications, work assignments and other personnel practices, do not have a discriminatory effect by continually monitoring all personnel and employment related activities to ensure that the EEO policy and the Contractor's obligations hereunder are being carried out.

(14)    Ensure that all facilities and company activities are non-segregated except that separate or single-user toilet and necessary changing facilities shall be provided to assure privacy between the sexes.

(15)    Document and maintain a record of all solicitations of offers for subcontracts from minority and female construction contractors and suppliers, including circulation of solicitations to minority and female contractor associations and other business associations.

(16)    Conduct a review, at least every six months, of all supervisors' adherence to and performance under the Contractors' EEO policies and affirmative action obligations.

(i)    Contractors are encouraged to participate in voluntary associations which assist in fulfilling one or more of their affirmative action obligations (subparagraphs (1)-(16) of Paragraph (h) above). The efforts of a contractor association, joint contractor-union, contractor-community, or other similar group of which the Contractor is a member and participant, may be asserted as fulfilling any one or more of its obligations under Paragraph (h) hereof provided that: the Contractor actively participates in the group, makes good faith efforts to assure that the group has a positive impact on the employment of minorities and women in the industry, ensures that the concrete benefits of the program are reflected in the Contractor's minority and female workforce participation, makes good faith efforts to meet its individual goals and timetables, and can provide access to documentation which demonstrates the effectiveness of actions taken on behalf of the Contractor. The obligation to comply, however, is the Contractor's and failure of such a group to fulfill an obligation shall not be a defense for the Contractor's non-compliance.

(j)    A single goal for minorities and a separate single goal for women have been established. The Contractor, however, is required to provide equal opportunity and to take affirmative action for all minority groups, both male and female, and all women, both minority and non-minority. Consequently, the Contractor may be in violation hereof if a particular group is employed in a substantially disparate manner (for example, even though the Contractor has achieved its goals for women generally, the Contractor may be in violation hereof if a specific minority group of women is underutilized).

(k)    The Contractor shall not use the goals and timetables or affirmative action standards to discriminate against any person because of race, color, religion, sex or national origin.

(l)    The Contractor shall not enter into any subcontract with any Person or firm debarred from Government contracts pursuant to Executive Order 11246.

(m)    The Contractor shall carry out such sanctions and penalties for violation of this clause including suspension, termination and cancellation of existing

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subcontracts as may be imposed or ordered by the Lessee. Any Contractor who fails to carry out such sanctions and penalties shall be in violation hereof.

(n)    The Contractor, in fulfilling its obligations hereunder shall implement specific affirmative actions steps, at least as extensive as those standards prescribed in paragraph (h) hereof so as to achieve maximum results from its efforts to ensure equal employment opportunity. If the Contractor fails to comply with the requirements of these provisions, the Lessee shall proceed accordingly.

(o)    The Contractor shall designate a responsible official to monitor all employment related activity to ensure that the company EEO policy is being carried out, to submit reports relating to the provisions hereof as may be required and to keep records. Records shall at least include for each employee the name, address, telephone numbers, construction trade, union affiliation if any, employee identification number when assigned, social security number, race, sex, status (e.g. mechanical apprentice, trainee, helper, or laborer), dates of changes in status, hours worked per week in the indicated trade, rate of pay, and location at which the work is performed. Records shall be maintained in an easily understandable and retrievable form; however, to the degree that existing records satisfy this requirement, contractors shall not be required to maintain separate records.

(p)    Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents (e.g., those under the Public Works Employment Act of 1977 and the Community Development Block Grant Program).

(q)    Without limiting any other obligation, term or provision under the Lease, the Contractor shall cooperate with all federal, state or local agencies established for the purpose of implementing affirmative action compliance programs and shall comply with all procedures and guidelines established or which may be established by the Port Authority.

PART II.        MINORITY BUSINESS ENTERPRISES AND WOMEN-
OWNED BUSINESS ENTERPRISES

As a matter of policy the Port Authority requires the Lessee and the Lessee shall itself and shall require that any Contractor utilized by the Lessee to perform contract work (“the work”) on the premises including without limitation construction work to use every good faith effort to provide for meaningful participation by Minority Business Enterprises (MBEs) and Women-owned Business Enterprises (WBEs) in the work pursuant to the provisions of this Schedule E. For purposes hereof, "Minority Business Enterprise" "(MBE)" shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by citizens or permanent resident aliens who are minorities and such ownership is real, substantial and continuing. For the purposes hereof, "Women-owned Business Enterprise" "(WBE)" shall mean any business enterprise which is at least fifty-one percentum owned by, or in the case of a publicly owned business, at least fifty-one percentum of the stock of which is owned by women and such ownership is real, substantial and continuing. A minority shall be as defined in paragraph II(c) of Part I of this Schedule E. "Meaningful participation" shall mean that at least seventeen percent (17%) of the total dollar value of the construction contracts (including

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subcontracts) covering the construction work are for the participation of Minority Business Enterprises and Women-owned Business Enterprises, of which at least twelve percent (12%) are for the participation of Minority Business Enterprises. Good faith efforts to include meaningful participation by MBEs and WBEs shall include at least the following:

(a)    Dividing the work to be subcontracted into smaller portions where feasible.

(b)    Actively and affirmatively soliciting bids for subcontracts from MBEs and WBEs, including circulation of solicitations to minority and female contractor associations. The Contractor shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation in the work, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venturer or subcontractor, the reason for such decision.

(c)    Making plans and specifications for prospective construction work available to MBEs and WBEs in sufficient time for review.

(d)    Utilizing the list of eligible MBEs and WBEs maintained by the Port Authority or seeking minorities and women from other sources for the purpose of soliciting bids for subcontractors.

(e)    Encouraging the formation of joint ventures, partnerships or other similar arrangements among subcontractors, where appropriate, to insure that the Lessee and Contractor will meet their obligations hereunder.

(f)    Insuring that provision is made to provide progress payments to MBEs and WBEs on a timely basis, preferably bi-weekly, and that retainage is paid to MBEs and WBEs when they have completed their work.

(g)    Not requiring bonds from and/or providing bonds and insurance for MBEs and WBEs, where appropriate.

(h)    Requiring each contractor to submit to the Lessee with each payment request evidence that all MBE and WBE Contractors have been paid in accordance with their contract.

Certification of MBEs and WBEs hereunder shall be made by the Office of Diversity and Civil Rights of the Port Authority. If the Contractor wishes to utilize a firm not already certified by the Port Authority, it shall submit to the Port Authority a written request for a determination that the proposed firm is eligible for certification. This shall be done by completing and forwarding such form as may be then required by the Port Authority. All such requests shall be in writing addressed to the Office of Diversity and Civil Rights, the Port Authority of New York and New Jersey, 233 Park Avenue South, 4th Floor, New York, New York 10003 or such other address as the Port Authority may specify by notice to the Lessee. Certification shall be effective only if made in writing by the Director in charge of the Office of Diversity and Civil Rights of the Port Authority. The determination of the Port Authority shall be final and binding.

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The Port Authority has compiled a list of the firms that the Port Authority has determined satisfy the criteria for MBE and WBE certification. This list may be supplemented and revised from time to time by the Port Authority. Such list shall be made available to the Contractor upon request. The Port Authority makes no representation as the financial responsibility of such firms, their technical competence to perform, or any other performance-related qualifications.

Only MBE’s and WBE’s certified by the Port Authority will count toward the MBE and WBE goals.

Please note that only sixty percent (60%) of expenditures to MBE or WBE suppliers will count towards meeting the MBE and WBE goals. However, expenditures to MBE or WBE manufacturer’s (i.e. suppliers that produce goods from raw materials or substantially alter them before resale) are counted dollar for dollar.

DK
For the Port Authority

Initialed:

                             RS
                For the Lessee

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